Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

MIDAS INTERNATIONAL CORPORATION

AND

G.C. & K.B. INVESTMENTS, INC.,

NEW ENGLAND, INC.,

SPEEDEE INTERNATIONAL, INC.,

SPEEDEE OPERATING COMPANY, LLC,

SPEEDEE OIL CHANGE SYSTEMS, INC.,

GARY L. COPP

AND

KEVIN M. BENNETT

DATED

MARCH 30, 2008

Exhibit A	Bill of Sale, Assignment and Assumption

Exhibit B	Intentionally Omitted

Exhibit C	Assignment of Contracts

Exhibit D	Indemnity Holdback Escrow Agreement

Exhibit E	Form of Consulting Agreement

Exhibit F	Lease Assignment Agreement

Exhibit G	Lease Control Agreement

Exhibit H	Company-Owned Store Holdback Escrow Agreement

Exhibit I	Incentive Holdback Escrow Agreement

-i-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of 12:01 a.m. March 30, 2008, by and among MIDAS INTERNATIONAL CORPORATION, a Delaware corporation (or its designee(s) as permitted pursuant to Section 17(d)) (“Buyer”), G.C. & K.B. INVESTMENTS, INC., a Louisiana corporation (“GCKB Inc.”), NEW ENGLAND, INC., a Louisiana corporation (“New England”), SPEEDEE INTERNATIONAL, INC., a Louisiana corporation (“International”), SPEEDEE OPERATING COMPANY, LLC, a Louisiana limited liability company (“Operating”), SPEEDEE OIL CHANGE SYSTEMS, INC., a Louisiana corporation (“SOCS”), GARY L. COPP (“Copp”) and KEVIN M. BENNETT (“Bennett”). GCKB Inc., New England, International, Operating and SOCS are sometimes collectively referred to herein as “Sellers” and sometimes individually as a “Seller.” Copp and Bennett are sometimes collectively referred to herein as “Owners” and sometimes individually as an “Owner.” Buyer, Sellers and Owners are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

Owners in the aggregate, directly or indirectly, own all of the issued and outstanding capital stock and equity interests of Sellers.

Sellers are in the business of franchising and owning automotive service centers specializing in fast-lube, and automotive maintenance and repair services (the “Business”).

Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, all of the assets of Sellers (other than Excluded Assets) used in, and certain liabilities of Sellers, in connection with the Business.

Certain defined terms used herein are defined in Section 16 hereof. Section 16 also contains an index of terms defined in the body of this Agreement and a reference to the section where such terms are defined.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Purchase and Sale of Assets.

(a) At the Closing, and except for the Excluded Assets, Buyer shall buy from Sellers, and Sellers shall sell, transfer and convey to Buyer, all of the assets owned by Sellers and used in the Business, free and clear of any Liens. The assets being purchased by Buyer are hereinafter referred to as the “Acquired Assets” which shall include without limitation the following as of the Closing:

(i) all Franchise Agreements with franchisees, including those listed on Schedule 1(a)(i) (including all master franchise agreements with New England and International);

(ii) all materials and supplies, work-in-process, finished goods and other items of inventory held for sale or used in the Business;

(iii) all machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, and other tangible personal property owned or leased by any Seller;

(iv) Sellers’ rights under all real and personal property Leases (as such term is defined in Section 9(k) hereof) and any security deposits with respect thereto;

(v) all Intellectual Property (as such term is defined in Section 9(l) hereof), including all goodwill associated therewith, computer software, licenses and sublicenses granted to Sellers including without limitation, all rights in, licenses to and continuing use of the “Peachtree” accounting software, and rights thereunder, including any and all rights of Sellers to the names “SpeeDee,” “SpeeDee Oil Change & Tune-Up,” and “Mr. SpeeDee,” the logos described on Schedule 1(a)(v) and any derivative thereof or related thereto and all telephone numbers, telecopy numbers, domain names and proprietary rights of or related to the Business (collectively, “Intangible Assets”);

(vi) to the extent they are transferable, all customer, supplier and performance agreements (including with Chevron/Texaco and Service Champ), contracts, purchase orders and other similar arrangements of Sellers, (including those with the San Francisco Giants, the Oakland Athletics and the New Orleans Zephyrs) including also those (1) set forth on Schedule 9(n) attached hereto and (2) not set forth on Schedule 9(n) due solely to the specific dollar threshold or the specific number of days’ notice to terminate threshold contained in Section 9(n) (collectively, together with the Franchise Agreements, the “Assumed Contracts”), other than such agreements, contracts, purchase orders or other similar arrangements, the Obligations under which are deemed to be Retained Liabilities;

(vii) all prepaid expenses, advance payments, prepaid royalty income and franchise fees, deposits, including advertising fund deposits, payments, or advances paid by franchisees (the “Advertising Fund Deposits”) and all unapplied deposits paid by prospective franchisees (“Prospective Franchisee Deposits”) and the balance of all bank accounts containing Advertising Fund Deposits, Prospective Franchisee Deposits and other prepayments;

(viii) all rebates, settlements, claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind relating to the Assumed Contracts;

(ix) all rights, claims and benefits of any Seller in, to or under any (i) (A) employee confidentiality agreements entered into by any Seller, (B) confidentiality or secrecy agreements entered into by any Seller with third parties that relate to the use or disclosure of confidential information and (C) non-competition agreements entered into by any Seller with companies and Persons affiliated with companies acquired by any Seller or any of their predecessors; and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers) for the benefit of any Seller ;

(x) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies (collectively, “Permits”) to the extent transferable to Buyer;

(xi) the right to receive mail and other communications addressed to Sellers including, mail and communications from franchisees, subfranchisors, subfranchisees, customers, suppliers, distributors, agents and others relating to the Business and payments with respect to the Acquired Assets;

(xii) access to and copies of all books, records (including maintenance records, inventory management records, quality assurance records and quality control records), ledgers, files, documents, correspondence, lists, drawings, specifications, customer lists, mailing lists, software and written code relating thereto, databases, studies, reports and other printed or written materials and digital information, in each case only to the extent relating to the Business and/or the Acquired Assets (the “Records”);

(xiii) advertising and promotional materials, to the extent relating to the Business and/or the Acquired Assets;

(xiv) all of Operating’s interests in the “Company-Owned Stores” listed on Schedule 1(a)(xiv);

(xv) all claims of any Seller in, to or under all insurance policies maintained by Seller for losses to be paid for the Business or the Acquired Assets;

(xvi) the goodwill of Sellers relating to the Business; and

(xvii) all other property, tangible or intangible, owned by any Seller as of the Closing Date which is used in connection with Business and which is not an Excluded Asset.

The Acquired Assets shall include the foregoing assets, other than the Excluded Assets, whether or not: (i) reflected on the Financial Statements; (ii) depreciated to a zero value; or (iii) contingent in nature.

(b) Notwithstanding any implication to the contrary contained in this Agreement, including Section 1(a), the Acquired Assets shall not include the following (collectively, the “Excluded Assets”):

(i) FTB LLC, SpeeDee Oil Change, Inc., CB&T LP, TCB Partnership, (collectively, the “Excluded Entities”) and the real estate interests owned or any other property, tangible or intangible, owned by the Excluded Entities;

(ii) cash, cash equivalents and marketable securities of Sellers as of the Closing Date, other than Advertising Fund Deposits and Prospective Franchisee Deposits, which constitute part of the Acquired Assets;

(iii) all accounts receivable, notes, bonds and other evidences of indebtedness and rights to receive payments relating thereto;

(iv) Sellers’ supplier agreements with AUTOZONE, CARQUEST, NAPA and Prends and the other contracts and agreements set forth on Schedule 1(b)(iv) (“Excluded Contracts”);

(v) the life insurance policies or the cash surrender value of life insurance policies on the lives of the Owners;

(vi) the items of personal property identified on Schedule 1(b)(vi), attached hereto; including, among other things, the office furniture in Owners’ and the general counsel’s office, certain pictures and other memorabilia.

(vii) any right, title, or interest of any Seller in, to and under all claims, causes of action, refunds, rights of recovery, rights of setoff and rights of recoupment of any kind against, relating to or pursuant to any Assumed Contract to the extent that any such claim, cause of action, refund, or other right relates to a liability or obligation of a Seller which is not assumed by Buyer or a liability or obligation for which Buyer is indemnified pursuant to Section 15;

(viii) the organizational minute books, ownership interest records and tax returns of each Seller and all local, state, federal and foreign income and franchise or property tax credits, refund claims and deferred tax benefits of each Seller to the extent any of the same relate to any of the Acquired Assets and/or the Business and any period ending prior to the Closing Date; provided, however, Buyer shall have the option to retain a copy of any of these documents and/or records;

(ix) all of Sellers’ rights with respect to any employee benefit plans or the like relating to any employee of the Business, including the Benefit Plans (as defined in Section 9(r) hereof), but only to the extent not earned by, or accrued on behalf of, any of Sellers’ employees; and

(x) any of the rights of Sellers or Owners under this Agreement.

(c) To the extent that any Acquired Asset is not assigned or not assignable to Buyer or if any necessary consent to such assignment shall not have been obtained by Sellers or Owners as of the Closing Date, this Agreement shall not constitute an assignment or attempted assignment of such Acquired Asset. Schedule 1(c) shall list Acquired Assets not assigned or not assignable to Buyer which are subject to this provision. With respect to any such Acquired Asset, from and after the Closing, Sellers and/or Owners shall use their reasonable best efforts to obtain any necessary consents and/or assignments. If such consents and/or assignments are not obtained, Sellers and/or Owners (i) shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Acquired Asset, and (ii) shall enforce at the request of Buyer any rights of Sellers or Owners arising from such Acquired Asset (including a right of termination). Buyer agrees (subject to the immediately preceding sentence) to use reasonable efforts to perform any obligations relating to an Acquired Asset for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Sellers.

2. Assumed Liabilities.

Buyer shall assume only the following liabilities of Sellers or Owners (the “Assumed Liabilities”) (i) Sellers’ liabilities and obligations under the Assumed Contracts, but only to the extent such liabilities and obligations arise or accrue after the Closing Date, which Buyer shall assume and pay, perform or discharge, as appropriate; provided, however, Buyer shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Sellers or Owners, all of which liabilities and obligations shall constitute Retained Liabilities, (ii) obligations to return Prospective Franchisee Deposits, if any, delivered to Buyer at Closing in the event Buyer does not sell such franchises post-Closing; and (iii) existing advertising commitments (“Assumed Advertising Commitments”) to the extent of the Advertising Fund Deposits delivered to Buyer at Closing.

3. Retained Liabilities.

Except as otherwise set forth in Section 2 and subject to the provisions of Section 15, Buyer shall not assume any liabilities or obligations of any Seller or Owner of any type or description. Without limiting the foregoing, the Parties expressly acknowledge and agree that Sellers and Owners shall retain, and Buyer shall not assume, or be responsible for, or liable with respect to, any liabilities or obligations of Sellers, or otherwise relating to the Business or any present or former owner or operator thereof, whether or not, associated with, or arising from, any of the Acquired Assets or the Business, whether fixed, contingent, or otherwise, known or unknown (collectively referred to hereinafter as “Retained Liabilities”) including without limitation:

(a) all liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing, or the ownership, possession, use, operation or sale or other disposition of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing with the Business) prior to the Closing, which are not Assumed Liabilities including without limitation a pro rata portion of the operating expenses including rent, utilities, etc.;

(b) accounts payable and accrued expenses as of the Closing Date, other than Assumed Advertising Commitments, provided that any amounts in excess of the amount of Advertising Fund Deposits delivered to Buyer at Closing shall be Retained Liabilities;

(c) liabilities or obligations of any Seller, Owner or Excluded Entity for indebtedness owed to a third party (including any guaranty obligations to GE Capital related to the real estate owned by the Excluded Entities);

(d) with the exception of the Standby Leases, any liability or obligation relating to any of the Excluded Assets;

(e) any Taxes, customs duties or other fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) or governmental authority against any Seller due or becoming due by reason of (A) the conduct of the Business, (B) the ownership, possession, use, operation, purchase, acquisition or disposition of the Acquired Assets, or (C) otherwise arising from the transactions contemplated by this Agreement;

(f) all liabilities and obligations to any Person at any time employed by any Seller or any Seller’s predecessor-in-interest in the Business or otherwise, at any time or to any such Person’s spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Persons’ employment by any Seller or any Seller’s predecessor-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (A) under any Benefit Plans, (B) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (C) under any collective bargaining laws, agreements or arrangements, (D) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims or (E) all other employment related obligations, including accrued but unpaid wages, bonuses, severance payments, accrued vacation liabilities and health care continuation (“COBRA”) liabilities and any stay-bonus or severance obligations;

(g) all liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending at Closing, or constituted hereafter, based in whole or in part (to the extent such part occurred prior to the Closing) on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Sellers or their predecessors-in-interest, or the ownership, possession, use, operation, sale or other disposition prior to the Closing of any of the Acquired Assets (or any other assets, properties, rights or interests associated with the Business at any time prior to the Closing), including without limitation, relating to or arising out of the lawsuit entitled G.C. & K.B. Investments and SpeeDee Oil Change Systems, Inc. v. Zenon Komarczyk (Case No. (05-0333 MMC), any claims relating to the enforcement of the Compromise Settlement

Agreement by and Release between G.C. & K.B. Investments, Inc. and Joseph Sharp and the lawsuit entitled Mike Soab vs. SpeeDee Oil Change & Tune-Up. (Case No. 06-5985, Civil District Court For the Parish of Orleans ) collectively referred to as the “Retained Legal Liabilities”;

(h) all liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated with the Business or the Acquired Assets at any time prior to the Closing), based in whole or in part on events or conditions occurring or existing prior to the Closing and connected with, arising out of or relating to any dispute for services rendered, including, without limitation, claims for refunds, returns and consequential damages, including without limitation customer claims;

(i) all liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Buyer hereunder;

(j) all liabilities and obligations of any Seller, any Owner or any of their officers, shareholders, directors, managers, members, employees, consultants, franchisees or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing, including relating to all finders’ or brokers’ fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of Sellers and/or Owners,

(k) all liabilities and obligations incurred by any Seller, any Owner, any Excluded Entity or their officers, shareholders, directors, managers, members, agents, consultants or employees after the Closing; and

(l) any other liability or obligation of any Seller or, any Owner not expressly assumed by Buyer pursuant to Section 2, including without limitation any intercompany liabilities from any Sellers or affiliates of Sellers or Owners.

4. Purchase Price; Allocation.

(a) The purchase price for the Acquired Assets and restrictive covenants is payable in cash on the Closing Date, (i) Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000.00), (ii) less (A) the Indemnity Holdback, (B) the Company-Owned Store Holdback, (C) the Incentive Holdback; (D) customary prorations, if any, with respect to the Business, and (E) any agreed upon prorations/ credits in writing relating to the Assumed Contracts, and/or (F) other prorations agreed upon by the Parties in writing prior to Closing (the “Purchase Price”).

(b) The Purchase Price shall be allocated among the Acquired Assets as follows: (i) $50,000.00 to inventory; (ii) $150,000.00, which represents the book value of IRC Sec. 1245 assets; (iii) $3,950,000.00 to franchise agreements; (iv) $8,200,000.00 to goodwill; and (v) $8,400,000.00 to trademarks and tradenames (the “Tax Allocation Statement”). Such Tax

Allocation Statement shall be used by the Parties in preparing (i) Form 8594, Asset Acquisition Statement, for each of Buyer and each Seller, and (ii) Buyer’s and Sellers’ tax returns. Buyer and Sellers shall each file Form 8594, prepared in accordance with the Tax Allocation Statement, with its federal income tax return for its tax period including the Closing Date. The Parties agree that all allocations set forth in the Tax Allocation Statement shall be binding upon them and upon each of their successors and assigns and that they shall report the transaction herein in accordance with such allocations. Buyer and Sellers each hereby covenant and agree that such Party will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 4(b), and the Tax Allocation Statement.

5. Indemnity Holdback; Company-Owned Store Holdback; Incentive Holdback.

At Closing, Buyer and Seller agree to withhold a portion of the Purchase Price in an amount equal to Three Million Dollars ($3,000,000.00) (the “Indemnity Holdback”), which shall be held in escrow by JPMorgan Chase (“Escrow Agent”) pursuant to an Escrow Agreement in the form of Exhibit D (the “Indemnity Holdback Escrow Agreement”), of which $1,000,000 minus any amounts of the Indemnity Holdback previously disbursed under the Indemnity Holdback Escrow Agreement, will be released on the one year anniversary of the Closing, if the Escrow Agent has not received any Claim Notices that remain unresolved. Such Indemnity Holdback Escrow Agreement will have provisions for, among other things, permitted investments. The Indemnity Holdback shall be held for a period of two (2) years from the Closing Date (the “Indemnity Holdback Period”) for payment of any indemnification claims of Buyer as described in Section 15 hereof. The Indemnity Holdback, less any indemnification claims paid or reserved for payment pursuant to Section 15 hereof, shall be paid to Sellers upon the expiration of the Indemnity Holdback Period. Notwithstanding the preceding sentence, if a Notice of Claim shall have been given to the Owners, prior to the date on which the Indemnity Holdback Period would otherwise terminate, then an amount equal to the amount described in the Notice of Claim shall be retained by Escrow Agent until the claim has been resolved regardless of whether the term of the Indemnity Holdback Period ends prior to such resolution. Nothing in this Section 5 shall limit Sellers’ and the Owners’ obligations with respect to their indemnification obligations described in Section 15 hereof. At the Closing, Buyer and Seller agree to put an amount equal to Nine Hundred Thousand Dollars ($900,000) of the Purchase Price (the “Company-Owned Store Holdback”) into escrow pursuant to a separate Escrow Agreement with Escrow Agent in the form of Exhibit H (the “Company-Owned Store Holdback Agreement”) and to put an amount equal to One Million Dollars ($1,000,000) of the Purchase Price (the “Incentive Holdback”) into escrow pursuant to a separate Escrow Agreement with Escrow Agent in the form of Exhibit I (the “Incentive Holdback Escrow Agreement”).

6. Closing of the Transaction.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goldberg Kohn Bell Black Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3300, Chicago, Illinois 60603 on the fifth business day following the date on which all of the conditions to each Party’s obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing itself), or such other time and place as Buyer and Owners may mutually agree upon in writing. The effective date of the Closing is herein referred to as the “Closing Date.” The effective time of the Closing shall be as of 12:01 a.m. March 30, 2008.

7. Sellers’ and Owners’ Additional Closing Deliveries.

At the Closing, Sellers and Owners shall deliver to Buyer the following:

(a) a bill of sale, assignment and assumption in the form of Exhibit A attached hereto (the “Bill of Sale”), conveying title to the Acquired Assets free and clear of all Liens and Intellectual Property conveyance documents in form and substance reasonably satisfactory to Buyer to convey title to the Intellectual Property to Buyer;

(b) intentionally deleted

(c) the governmental and third party consents identified by Sellers and Owners on Schedule 7(c) attached hereto in form and substance satisfactory to Buyer (collectively, the “Required Consents”);

(d) fully executed copies of Assignment and Assumption Agreement dated as of the Closing Date, substantially in the form attached hereto as Exhibit C, relating to the contracts to be assigned by Sellers to and assumed by Buyer at Closing (the “Assignment of Contracts”);

(e) fully executed copies of Indemnity Holdback Escrow Agreement, dated as of the Closing Date and substantially in the form attached hereto as Exhibit D, the Company-Owned Store Holdback Escrow Agreement, dated as of the Closing Date and substantially in the form attached hereto as Exhibit I and the Incentive Holdback Escrow Agreement dated as of the Closing Date and substantially in the form attached hereto as Exhibit J;

(f) fully executed copies of consulting agreements between Buyer and those Persons identified by Buyer set forth on Schedule 7(f), dated as of the Closing Date and substantially in the form attached hereto as Exhibit E (the “Consulting Agreements”);

(g) a fully executed short term lease of premises in Madisonville, Louisiana in form and substance to be agreed upon by Buyer, Sellers, Owners and landlord (the “Lease Agreement”);

(h) a fully executed copy of the assignment and assumption of the Sellers’ lease of the premises in Concord, California, consented to by the landlord, substantially in the form attached hereto as Exhibit F (“Lease Assignment Agreement”);

(i) a fully executed copy of a Lease Control Agreement between FTB LLC (and any other related lessor entities) and Buyer (including a consent to a conditional assignment, exercisable at the option of the assignee and triggered by the tenant’s default or alleged default under the lease, the tenant’s failure to exercise a renewal option under the lease, or the assignment, expiration or termination of the Franchise Agreement) to Buyer (or an affiliate of Buyer of a Seller Franchisee’s lease from FTB LLC (and any other related lessor entity) for the SpeeDee premises), consented to by GE Capital substantially in the form of Exhibit G (the “Lease Control Agreement”) which Lease Control Agreement will contain an agreed upon form of Standby Lease as an exhibit thereto (the “Standby Leases”), with respect to properties financed by GE Capital;

(j) good standing certificates for each Seller from the Secretary of State of Louisiana, and from the appropriate state authorities in each jurisdiction in which any such Seller is qualified to do business dated prior to the Closing;

(k) termination statements and/or releases of Liens, mortgages or other encumbrances duly executed by the appropriate parties and sufficient to release any security interests with respect to any of the Acquired Assets;

(l) a fully executed consent from GE Capital consenting to the sale of the Acquired Assets on terms and conditions reasonably acceptable to Buyer (the “GE Consent”);

(m) a certificate of the Secretary of each Seller, in form and substance reasonably satisfactory to Buyer, certifying such Seller’s (A) Charter Documents; (B) By-laws or operating agreement; (C) resolutions of the Board of Directors and Shareholders of such Seller authorizing the execution, delivery and performance of this Agreement and all agreements and other documents relating hereto to be executed by such Seller in connection herewith, the transactions contemplated hereby and thereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, by or on behalf of such Seller; and (D) the incumbency of the officers of such Seller; and

(n) such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance reasonably satisfactory to Buyer and its counsel as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens.

8. Buyer’s Additional Closing Deliveries.

At the Closing, Buyer shall deliver to Sellers and Owners the following:

(a) the Purchase Price (less the Indemnity Holdback, the Company-Owned Store Holdback and the Incentive Holdback, which shall be deposited with the Escrow Agent);

(b) executed copies of the Consulting Agreements;

(c) executed copies of the Indemnity Holdback Escrow Agreement and the Company-Owned Store Holdback Escrow Agreement and the Incentive Holdback Escrow Agreement;

(d) executed copies of the Lease Agreement, the Lease Assignment Agreement and the Lease Control Agreement; and

(e) a fully executed copy of that certain Bill of Sale, assuming the Assumed Liabilities dated as of the Closing Date, substantially in the form attached hereto as Exhibit A and the Assignment of Contracts, substantially in the form attached hereto as Exhibit C.

9. Representations and Warranties of Sellers and Owners.

Sellers and Owners, jointly and severally, or Seller or Owner, individually as stated herein represent and warrant to Buyer as follows, which representations and warranties are true and correct as of the date hereof and shall survive the Closing as provided in Section 15(h):

(a) Organization of Sellers. Sellers and Owners represent that each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each Seller is qualified to do business in every jurisdiction in which its ownership of the Acquired Assets or conduct of the Business requires it to qualify, except for such failures to so qualify which have not had and could not reasonably be expected to have a material adverse effect on the Business. Schedule 9(a) attached hereto lists all of the jurisdictions (including international locations, if any) in which each Seller is qualified to do business as a foreign entity with respect to the Business. Except as set forth on Schedule 9(a), the Business has not been conducted under any other name. Except as set forth on Schedule 9(a), no Seller has any subsidiaries or owns any interest, direct or indirect, in any other business enterprise, firm or corporation, and the Sellers are the only business enterprises, firms or corporations through which the Business is conducted, or which own, leases or uses assets related to the Business.

(b) Authorization of Transaction. Sellers and Owners represent that each Seller has all requisite power and authority necessary to own and operate the Acquired Assets and to carry on the Business as now conducted by it. Sellers and Owners have the full power, right and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers and Owners, enforceable against each of them in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered at law or in equity).

(c) Noncontravention. Sellers represent that except as set forth on Schedule 9(c) attached hereto and except to the extent specifically covered in any release or waiver document executed in connection with any Incentive Amendment, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency, or court to which any Seller or Owner is subject, (ii) result in the breach of any Seller’s articles of incorporation or by-laws, or certificate of formation or operating agreement, as the case may be, or any agreement, indenture, deed, loan, mortgage, security agreement, lease or other instrument to which any Seller or Owner is a party, (iii) create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which any Seller is a party or by which any Seller or Owner is bound or to which any of the Acquired Assets is subject or (iv) result in the imposition of any Lien upon any of the Acquired Assets. Except as set forth on Schedule 9(c), no Seller or Owner is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or any third party in order to consummate the transactions contemplated by this Agreement.

(d) Licenses and Permits. Sellers and Owners represent that Sellers own, hold, possess or lawfully use all Permits necessary or desirable for the ownership, use, occupancy or operation of the Acquired Assets and the conduct and operation of the Business, all of which are identified on Schedule 9(d). Sellers are in compliance with such Permits, all of which are in full force and effect, and neither Sellers nor Owners have received any notices (written or oral) to the contrary and, to the Knowledge of Sellers and Owners, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. To the Knowledge of Sellers, none of such Permits will be adversely affected by consummation of the transactions contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby, and will continue in full force and effect with Buyer following the Closing.

(e) Financial Statements. Sellers and Owners represent that Schedule 9(e)(i) attached hereto contains the following financial statements of the Business (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity and cash flow of GCKB, Inc. and the advertising funds, as of and for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 (ii) the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flow of Sellers for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 and for the periods ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 and (iii) the unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flow of Sellers for the one month ended January 31, 2008 and the estimated unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity and cash flow of Sellers for the two months ended February 29, 2008 (the “Most Recent Financial Statements and Balance Sheet”). All of the Financial Statements present fairly, in all material respects, the financial condition of the Business as of such dates and the results of operations of the Business for such periods set forth therein and have been prepared in accordance with GAAP (applied consistently throughout the periods covered thereby), and are consistent with the books and records of Sellers. On the respective dates of each of the Financial Statements, Sellers did not have any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, which were not fully disclosed, reflected or reserved against in each of the Financial Statements or specifically disclosed and identified on another Schedule to this Agreement or in this Agreement, and since the Most Recent Financial Statements and Balance Sheet, Sellers have not incurred any such liability, other than in the Ordinary Course of Business.

(f) Events Subsequent to Most Recent Financial Statements and Balance Sheet. Sellers and Owners represent that since the Most Recent Financial Statements and Balance Sheet, except as set forth on Schedule 9(f) attached hereto and for such instances which have not had and could not reasonably be expected to have a material adverse effect on the Business, there has not been any change in the financial condition, results of operations, employee relations, or customer or supplier relations of the Business. Specifically:

(i) Sellers have not sold, leased, transferred or assigned any of the assets of the Business, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

(ii) Sellers have not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business and which is for an amount greater than Five Thousand ($5,000) or, which cannot be terminated by such Seller without penalty upon not more than thirty (30) days’ notice, other than in the Ordinary Course of Business;

(iii) Other than with respect to the Excluded Assets, Sellers have not, nor to Sellers’ or Owners’ Knowledge, has any other party to any agreement, contract, lease or license (or series of any such related agreements, contracts, leases, and licenses) including any Franchise Agreement, accelerated, terminated, modified (except pursuant to Buyer’s instructions) or canceled any such agreement, contract, lease, or license (or any such series of related agreements, contracts, leases, and licenses) or has notified any Seller or Owner of its intention to so cancel;

(iv) Sellers have not delayed, postponed or scheduled the payment of accounts payable, or other obligations and liabilities related to the Business other than consistent with its past practices, and Sellers have not accelerated their collection of any accounts receivable, other than in the Ordinary Course of Business;

(v) The Acquired Assets have not experienced any damage, destruction, or loss (whether or not covered by insurance) other than in the Ordinary Course of Business;

(vi) Sellers have not discharged or satisfied any Lien or paid any material obligation or liability other than in the Ordinary Course of Business;

(vii) Sellers have not mortgaged, pledged or subjected any portion of their properties or assets to any Lien;

(viii) Sellers have not canceled without fair consideration any material debts or claims owing to or held by them;

(ix) Sellers and Owners have not disclosed any Confidential Information (other than pursuant to agreements requiring the Person to whom such disclosure has been made to maintain the confidentiality of and preserving all the disclosing Party’s rights in such Confidential Information) or received any confidential information of any third party in violation of any obligation of confidentiality or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x) No Seller or Owner has received any written notification that any franchisee, subfranchisor, master franchisor, or subfranchisee intends to or may terminate its franchise relationship with such Seller, as a result of these transactions or otherwise or that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Business;

(xi) Sellers have not borrowed any amount, incurred or became subject to any material liabilities, except current liabilities incurred in the Ordinary Course of Business or liabilities under contract entered into in the Ordinary Course of Business;

(xii) Sellers have not created, incurred, assumed or guaranteed any indebtedness (including capitalized lease obligations either involving more than Ten Thousand Dollars ($10,000) individually or Twenty Five Thousand Dollars ($25,000) in the aggregate or outside the Ordinary Course of Business);

(xiii) Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

(xiv) Sellers have not made any capital expenditures or commitments for capital expenditures where the aggregate outstanding amount of unpaid obligations and commitments are in excess of Twenty Five Thousand Dollars ($25,000);

(xv) Sellers have not entered into any employment contract, stay bonus agreement, change in control agreement, severance plan, severance agreement or collective bargaining agreement, written or oral, related to the Business, or modified the terms of any such existing contract or agreement;

(xvi) Sellers have not granted any increase in the base compensation or bonuses or changed any bonus plans or bonus targets of any of the employees of the Business;

(xvii) Sellers have not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the employees of the Business;

(xviii) Sellers have not disposed of, or permitted to lapse, any Permits or Intellectual Property;

(xix) Other than with respect to the Excluded Assets, Sellers have not instituted or settled any litigation, action, or proceeding relating to the Business before any court or governmental body applicable to it them or their property;

(xx) Sellers have not made any change in any method of accounting or any accounting practice for the Business;

(xxi) Sellers have not entered into any other agreement, contract or transaction relating to the Business outside the Ordinary Course of Business;

(xxii) Sellers have not committed to do any of the foregoing; and

(xxiii) No other event has occurred which has had, or could be reasonably expected to have, a material adverse effect on the Business.

(g) Undisclosed Liabilities. Sellers have no liability relating to the Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), except for (i) liabilities reflected in the Most Recent Financial Statements and Balance Sheet or otherwise specifically disclosed and identified on another Schedule to this Agreement or in this Agreement; and (ii) liabilities which have arisen since the date of the Most Recent Financial Statements and Balance Sheet and are disclosed on Schedule 9(g).

(h) Legal Compliance.

(i) Sellers’ and Owner’s conduct of the Business is in compliance in all material respects with all federal, state, and local laws, ordinances, regulations, rules and orders (collectively, “Laws”) applicable to them and the Acquired Assets, including the Assumed Contracts, and Laws relating to discrimination, franchising, employment, equal opportunity, collective bargaining and wage and hour practices. Neither Sellers nor Owners have received any notification from any Governmental Authority or any employee of the Business of any claim of any past or present failure by any Seller or Owner to comply with any Laws which is continuing. To the Knowledge of Sellers and Owners, no Seller or Owner is in violation or default of any order, judgment or decree, relating to the Business, the Acquired Assets, including the Assumed Contracts, or by which such Seller or the Acquired Assets, including the Assumed Contracts is bound.

(ii) The terms and provisions of and use by Sellers of all prior and current UFOCs have been and are in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 9(h), Sellers and Owners have not received any written notice from any Governmental Authority of any claim of any past or present failure of Sellers’ UFOCs to comply with any Laws which is continuing. To the Knowledge of Sellers and Owners, no Seller or Owner is in violation or default of any order, judgment or decree related to or arising out of any prior or current UFOC.

(i) Assets.

(i) Schedule 9(i) is a list of the fixed assets with a value greater than Five Thousand Dollars ($5,000) owned or leased by, in the possession of, or used by Sellers and each other tangible asset with a value greater than Five Thousand Dollars ($5,000) owned or leased by, in the possession of, or used by Sellers (collectively, the “Personal Property”), all of which are included in and constitute a part of the Acquired Assets.

(ii) Except as disclosed on Schedule 9(i), Sellers have good and marketable title to, or a valid leasehold interest in or a valid right to use, all of the Acquired Assets, in each case free and clear of all Liens and the Bill of Sale and the deeds, endorsements, assignments and other instruments to be executed and delivered by Sellers to Buyer at the Closing will, subject to Section 1(c), effectively vest in Buyer good, valid and marketable title to, and ownership of, the Acquired Assets free and clear of all Liens.

(iii) The Acquired Assets include substantially all the tangible and intangible assets, properties and rights, used in or material to the Business and all of the assets or properties necessary to conduct the Business as presently conducted or necessary to permit Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by Sellers prior to the Closing. None of the Excluded Assets is material to the Business or necessary to conduct the Business after the

Closing in the same manner as the Business has been conducted by Sellers prior to the Closing. All items of Personal Property are in good operating condition and repair and are useable in the ordinary and usual course of business consistent with past custom and practice and none of the items of Personal Property require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice. Except as set forth on Schedule 9(i), none of the Personal Property of any Seller is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of any Seller. Except as set forth on Schedule 9(i), no unreleased mortgage, trust deed, chattel, mortgage, security agreement, financing statement or other instrument encumbering any of the Acquired Assets has been recorded, filed, executed or delivered.

(j) Taxes.

(i) Schedule 9(j)(i) lists all Tax Returns filed with respect to Sellers in the last three (3) taxable years.

(ii) All Tax Returns required to be filed with respect to Sellers have been duly and timely filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects. Sellers have duly and timely paid all Taxes (including estimated taxes) and other charges for which they were liable (whether or not shown on any Tax Return). There are no Liens with respect to Taxes (except for Liens with respect to current Taxes not yet due) upon any of the Acquired Assets.

(iii) No audit or other proceeding by any United States Federal, state or local or foreign court, governmental or regulatory authority, or similar Person is pending or, to the Knowledge of Sellers and Owners, threatened with respect to any Taxes due from any Seller or any Tax Return filed or required to be filed by, relating to or including any Seller. No assessment or deficiency for any Tax has been proposed or, to the Knowledge of Sellers or Owners, threatened against any Seller. To the Knowledge of Sellers and Owners, there are no unexpired waivers of any statute of limitations with respect to any Taxes for which any Seller may be liable.

(iv) Sellers have not been and, to the Knowledge of Sellers and Owners, are not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the withholding, depositing or reporting of Taxes. Sellers have duly and timely withheld from salaries, wages and other compensation and deposited with the appropriate taxing authorities all amounts required to be so withheld and deposited for all periods under all applicable Laws.

(v) No claim has ever been made in writing by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. Schedule 9(j)(v) sets forth a list of each jurisdiction with respect to which any Seller has filed a Tax Return during the last three (3) years, the type of Tax or Taxes to which each such Tax Return relates and the most recent year for which each such Tax Return was filed.

(vi) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code. Sellers have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Sellers are not a party to any Tax allocation or sharing agreement. No Seller (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was any Seller) and (ii) has liability for the Taxes of any Person under Reg. Section 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) None of the Sellers is a party to any agreement or arrangement that would result in the imposition of Taxes under Code section 409A to any of the Sellers’ employees or other service providers.

(viii) None of the Sellers has agreed to, and is required to, make any adjustments by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method that affects any taxable year ending after the Closing Date. None of the Sellers has any application pending with any taxing authority requesting permission to make any changes in accounting methods that relate to its business or operations and that affect any taxable year ending after the Closing Date.

(ix) None of the Sellers shall be required to include an item of income or exclude an item of deduction, for any period after the Closing Date as a result of (i) installment sale transactions governed by Code section 453 (or any similar provision of foreign, state, or local law); (ii) a transaction reported as an open transaction for federal income tax purposes; or (iii) prepaid or deferred amounts received on or prior to the Closing Date.

(x) None of the Owners and none of the Sellers is a foreign person within the meaning of Code section 1445.

(xi) None of the assets of any Seller is tax-exempt use property under Code section 168(h) or subject to any Lien for Taxes, other than Taxes not yet due and payable.

(xii) No portion of the cost of any asset of any of the Sellers has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

(xiii) Except as set forth on Schedule 9(j)(xiii), none of the Sellers currently has, or previously has had, a permanent establishment or trade or business in any foreign country, and none of the Sellers has, or previously has, participated in any “international boycott” within the meaning of Code section 999.

(xiv) Sellers have paid all applicable sales, use, and transfer Taxes with respect to the assets of the Sellers when such assets were acquired by the Sellers.

(k) Leases. Schedule 9(k)(i) is a list and brief description of each of the facilities or real properties leased by any Seller and used in the Business including both corporate offices and Company-Owned Store Premises (the “Leased Real Properties”). The description sets forth, among other things, the address of each of the Leased Real Properties and the name and address of the landlord. The leases with respect to the Leased Real Properties as set forth in Schedule 9(k)(i) are sometimes collectively referred to as the “Real Property Leases.” Schedule 9(k)(ii) also contains a list of all leases under which any Seller possesses or uses personal property in connection with the conduct or operation of the Business. The personal property leases set forth in Schedule 9(k)(ii) are sometimes collectively referred to as the “Personal Property Leases.” Except as otherwise set forth in Schedule 9(k)(ii), none of the Acquired Assets are held under, or used by any Seller in connection with the Business pursuant to, any lease or conditional sales contract. True, correct and complete copies of the Real Property Leases and Personal Property Leases (collectively, the “Leases”) have been delivered to Buyer. The Leases have not been materially modified, altered, terminated or revoked, and are legal, binding and in full force and effect. No Seller is, or as of the Closing Date will be, in any known default, and no facts or circumstances have occurred, or on or prior to the Closing will occur, which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Leases. None of the Personal Property Leases contains any provisions which, after the Closing Date, would (i) hinder or prevent Buyer from continuing to use any of the properties or assets which are the subject of the Personal Property Leases in the manner in which they are currently used or (ii) impose any additional costs (other than scheduled rental increases) or burdensome requirements as a condition to their continued use. To Sellers’ and Owners’ Knowledge, (i) the lessors under the Leases are not in default thereunder, or in breach thereof, and (ii) there are no existing facts or conditions which could give rise to any such breach or default, or any claim against the lessors under the Leases.

(l) Intellectual Property.

(i) Schedule 9(l)(i) is a complete and accurate list of all patents, trademarks, service marks, licenses, trade names, logos, domain names, web site code and content, email and intellectual property addresses and copyrights presently owned by any Seller or used in the Business, including a general description and location of all customer lists, mailing lists, databases and software used in the Business (“Intellectual Property”). Schedule 9(l)(i) indicates the extent to which any such item of Intellectual Property has been duly registered in, filed in, or issued by the United States Patent and Trademark Office or the corresponding agency or office of each of such state or country so indicated, and each pending application for patent or mark registration and each license agreement pertaining to any of the Intellectual Property. Schedule 9(l)(i) also lists each item of intellectual property that any third party owns and that any Seller uses pursuant to a license, sublicense, or agreement, or by permission, other than with respect to “off the shelf” software. Each Seller validly holds the interest it purports to hold in each item of Intellectual Property. Without limiting the foregoing, all issuances of patents and registrations of marks are in full force and effect and are not subject to any conditions or restrictions that would impair Buyer’s full use and enjoyment thereof. Buyer acknowledges that Sellers are the licensors of certain Intellectual Property to various franchisees/licensees and has existing license agreements associated therewith. As such, Buyer further acknowledges and agrees that no such license agreement or terms therein will be considered a condition or restriction that would impair Buyer’s full use and enjoyment of the Intellectual Property. To Sellers’ Knowledge, no use by any Seller of the Intellectual Property in the Business has infringed upon or misappropriated any Intellectual Property rights of third parties, and no Seller has received any notice or claim alleging any such infringement or misappropriation.

(ii) All Intellectual Property which has been created by any independent contractor or other non-employee third party for any Seller, owned by third parties and licensed to any Seller pursuant to license agreements, including, but not limited to all software currently being used by the Business, are the subject of a valid and enforceable written assignment and/or work made for hire agreement providing that such Seller is the owner of such proprietary rights. Sellers own no patents or patent applications and are not aware of any Sellers’ inventions associated with the Acquired Assets for which patent protection may be available. Sellers are not aware of any Intellectual Property created by past or present employees that is not identified in Schedule 9(l)(i).

(iii) Each Seller has taken commercially reasonable steps to maintain the confidentiality of its client or customer lists and client or customer information, trade secrets and other confidential proprietary rights. Except as set forth at Schedule 9(l)(iv), to the best of Sellers’ Knowledge (A) there has been no misappropriation of any trade secrets or other confidential or Intellectual Property of any Seller by any Person, (B) no employee, independent contractor or agent of Sellers have misappropriated any trade secrets or Intellectual Property of any other Person in the course of such performance as an employee, independent contractor or agent and (C) no employee, independent contractor or agent of any Seller is in default or breach of any term of any employment agreement, non disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(iv) Each Seller has at all times complied with all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection and the collection and use of personal information and user information. Each Seller has at all times materially complied with the rules, policies and procedures established by the Business from time to time with respect to the foregoing.

(v) The consummation of the transaction contemplated by this Agreement will not alter or impair the ownership, right to use or possession by Buyer of the Intellectual Property or result in Buyer being bound by any non compete or other restriction on the operation of the Business or the Acquired Assets. Notwithstanding the above, Buyer acknowledges that Sellers are the licensors of certain Intellectual Property to various franchisees/licensees and has existing license agreements associated therewith. As such, Buyer further acknowledges and agrees that no such license agreement or term therein will be considered (1) an alteration or impairment of the ownership, right to use or possession by Buyer of the Intellectual Property, or (2) to result in Buyer being bound by any restriction on the operation of the Business or the Acquired Assets.

(m) Inventory. The inventories, reflected on the ledger of Sellers is good and useable, saleable in the ordinary course of the Business, do not include any material quantities of obsolete, damaged, or defective items and is carried on the books of Sellers at the lesser of cost or fair market value. The inventories shall be usable or saleable by Buyer in the Ordinary Course of Business immediately following the Closing Date.

(n) Contracts. Schedule 9(n) lists the following contracts, agreements and other arrangements relating to the Sellers and/or the Business to which any Seller is a party (other than the Franchise Agreements listed on Schedule 1(a)(i)):

(i) any agreement concerning a partnership or joint venture involving Seller;

(ii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation under which it has imposed a Lien on any of the Acquired Assets, tangible or intangible;

(iii) any agreement concerning confidentiality or noncompetition involving any Seller;

(iv) any agreement involving the Business or any shareholder, director, member, manager, officer or employee of any Seller or any Owner or their family members by blood, marriage, or adoption, or significant other, or any entity in which any such shareholder, director, member, manager, officer or employee and any such family member(s) collectively own, directly or indirectly, an equity or voting interest representing 5% or more of the equity or voting interests in such entity;

(v) any phantom stock, profit sharing, stock option, stock purchase, stock appreciation, bonus, deferred compensation, severance, vacation, sick leave, welfare benefit plan or other plan or arrangement for the benefit of the current employees of any Seller (collectively “Benefit Plans”);

(vi) any agreement with any of the employees of any Seller, including any collective bargaining agreement;

(vii) any agreement (or group of related agreements) for the lease or sublease of personal property to or from any other entity providing for payments in excess of Five Thousand Dollars ($5,000) per annum;

(viii) each open purchase order related to the purchase of goods for an amount in excess of Five Thousand Dollars ($5,000);

(ix) each open customer purchase order related to the sale of goods or services for an amount in excess of Five Thousand Dollars ($5,000);

(x) any management service, consulting, maintenance or any other similar agreement, contract or commitment (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than Twenty Five Thousand Dollars ($25,000);

(xi) any agreement with any governmental agency; and

(xii) any agreement (or group of related agreements), other than those listed in any other provision of this Section 9(n), the performance of which involves consideration in excess of Five Thousand Dollars ($5,000) which may not be canceled by any Seller on not more than 30 days’ notice without premium or penalty.

Sellers have made available to Buyer a correct and complete copy of each written agreement listed on Schedule 9(n), including a brief written description of the material terms of all oral contracts, agreements and other arrangements listed on Schedule 9(n), and Buyer shall only assume those agreements which have been provided to Buyer and which Buyer expressly agrees to assume herein. With respect to each of the Assumed Contracts (which includes the Franchise Agreements): (A) such Assumed Contract was entered into in the Ordinary Course of Business; (B) such Assumed Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, (C) the applicable Seller is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such Seller or permit any third party to terminate, modify, or accelerate, such Assumed Contract, (D) no Seller has repudiated any provision of such agreement, contract or arrangement, (E) to Sellers’ and Owners’ Knowledge, no other party to such Assumed Contract is in material breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such third party or permit such Seller to terminate, modify, or accelerate, such Assumed Contract, and (F) no Seller or Owner has any notice from any other party to such Assumed Contract of any breach, cancellation or material modification or anticipated breach, cancellation or material modification thereof by such other party.

(o) Insurance. Schedule 9(o) attached hereto identifies each policy of insurance covering the Business and to which any Seller is a party. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all agreements to which Sellers are a party and which relate to coverage of the Business, (ii) are valid, outstanding and enforceable policies, (iii) provide reasonable insurance coverage for the assets and operations of the Sellers in connection with the Business, and (iv) will remain in full force and effect through the Closing Date. No Seller has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.

(p) Litigation and Related Matters. Except as set forth in Schedule 9(p), there is no suit, action, proceeding, investigation, audit, complaint, claim, charge or order pending or, to the Knowledge of Sellers or Owners, threatened against any Seller, any Owner, the Business or the Acquired Assets (or pending or threatened against any of the officers, directors or employees of Seller), or to which any Seller or Owner are otherwise a party, before any body or administrative agency of any federal, state, local or foreign government (a “Governmental Authority”), nor, to the Knowledge of Sellers and Owners, is there any basis for any such suit, action, proceeding, investigation, complaint, claim or order with respect to the Business or the Acquired Assets. Except as disclosed on Schedule 9(p), no Seller or Owner is subject to, and the Business and the Acquired Assets are not bound by, any judgment, order or decree of any court or Governmental Authority, nor has any Seller or Owner received any written opinion or memorandum or legal advice from legal counsel to the effect that such Seller is exposed, from a legal standpoint, to any liability which may be material. Except as set forth in Schedule 9(p), no Seller is engaged in any legal action to recover monies due it or for damages sustained by it. Schedule 9(p) sets forth a list of all (i) closed litigation matters relating to Owners or Sellers or the Business to which any Seller or Owner was a party during the five (5) years preceding the date hereof, including the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment), (ii) material franchise or customer complaints for the previous five (5) years preceding the date hereof and (iii) regulatory audits and investigations by any Governmental Authority relating to Sellers or the Business to which any Seller or Owner was a party during the five (5) years preceding the date hereof, including the date such regulatory audit or investigation was commenced or concluded, and the nature of the resolution thereof.

(q) Employees. No executive or key employee, or group of employees, of the Business has given any Seller notice that such employee or group of employees presently plans to terminate employment with such Seller. To Sellers’ and Owners’ Knowledge, there are not, and there have not been in the past, threatened or actual strikes or work stoppages, grievances or claims of discrimination or sexual harassment by employees of the Business as conducted by any Seller. No Seller has entered into any collective bargaining agreement, labor union contracts, consulting agreements or other employment agreements and all employees are

“at will” employees (except as set forth in Schedule 9(q) hereof). No labor organization or group of employees has filed any representation petition or made any written or oral demand on any Seller for recognition. Neither Sellers nor Owners have Knowledge that any employees intend to terminate their employment with any Seller as a result of the transactions contemplated herein or otherwise. The number of employees currently employed by Sellers is sufficient to operate the Business as such Business has been historically conducted. Except as set forth on Schedule 9(q), (i) there are no employment contracts or severance agreements with any employees of any Seller, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of such Seller. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past 3 years, no Seller has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(r) Employee Benefits. Schedule 9(r) lists each of the Benefit Plans that Sellers maintain, to which any Seller contributes or has any obligation to contribute, or with respect to which any Seller has any liability or potential liability, in each case for the benefit of the employees of the Business. Except as set forth in Schedule 9(r), with respect to each of the Benefit Plans:

(i) all payments, premiums, contributions, reimbursements or accruals required for all periods ending prior to or as of the Closing Date shall have been made or on the books and records of Sellers as of the Closing;

(ii) there is no material unfunded liability which will not be reflected on the books and records of Sellers as of the Closing;

(iii) each of the Benefit Plans maintained or contributed to, currently or in the past, by any Seller (or by any other corporation or trade or business the employees of which, together with the employees of any Seller, are required by any of the rules contained in Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code to be treated as if they were employed by a single employer) has been operated in full compliance with the requirements of ERISA and the Code;

(iv) there have been no material violations of ERISA by any Seller (including, without limitation, any prohibited transactions within the meaning set forth in Section 406 of ERISA and Section 4975 of the Code); no fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets thereof; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to Sellers’ and Owners’ Knowledge, threatened by any employee of the Business or any governmental authority; and

(v) Sellers have made available to Buyer true and complete copies of all documents pursuant to which each such Benefit Plan is maintained and administered. To the extent applicable, Sellers have also made available to Buyer the most recent annual reports (Form 5500 and attachments) and financial statements for each such Benefit Plan.

(s) Environmental, Health, and Safety Matters.

(i) Definitions. For purposes of this Section 9(s), the following terms shall have the definition described herein:

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

(ii) Sellers have, in all material respects, complied with and are, in all material respects, in compliance with all applicable Environmental, Health, and Safety Requirements with respect to the Business, the Leased Real Properties and the Acquired Assets.

(iii) Without limiting the generality of the foregoing, Sellers have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to applicable Environmental, Health, and Safety Requirements for the occupation of the Leased Real Properties and the operation of the Business as now operated by Sellers, except for any failures to obtain or comply with any such permits, licenses, or other authorizations which have not had and could not reasonably be expected to have a material adverse effect on the Business or the Acquired Assets. A list of all such permits, licenses and other authorizations is set forth on Schedule 9(s) attached hereto.

(iv) Except as set forth in Schedule 9(s), there are no pending, or, to Sellers’ Knowledge, threatened claims, administrative proceedings, litigation, or requests or demands for remedial or corrective obligations with respect to the Business or the Acquired Assets and arising under Environmental, Health, and Safety Requirements.

(v) Except as set forth in Schedule 9(s), to Sellers’ Knowledge, none of the following exists at the Leased Real Properties: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(vi) Except as set forth on Schedule 9(s), to Sellers’ Knowledge, no Seller, with respect to the Business, has used, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility and no such property (including without limitation, the Leased Real Properties) or facility is contaminated by any such substance in a manner that has given or would reasonably be expected to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, except for such violations which would not have a material adverse effect on the Business or the Acquired Assets, individually or taken as a whole, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vii) Except as set forth in Schedule 9(s), neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will to Sellers’ Knowledge, result in any notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(viii) No Seller has, with respect to the Business or the Leased Real Properties, either expressly or, to the Knowledge of Sellers or Owners, by operation of law, assumed or undertaken any liability that could have a material adverse affect on the Business or Acquired Assets, individually or taken as a whole, including without limitation any obligation for corrective or remedial action, of any other Person or entity relating to Environmental, Health, and Safety Requirements.

(ix) Except as set forth in Schedule 9(s), to Sellers’ Knowledge, no facts, events or conditions relating to the past or present facilities, properties (including, without limitation, the Leased Real Properties) or operations of Sellers will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements or to Sellers’ Knowledge, are reasonably likely to give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or to Sellers’ Knowledge, are reasonably likely to give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation, any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(t) Suppliers. Schedule 9(t) attached hereto lists the 15 largest suppliers (by dollar volume of purchases by the Business) of the Business during the twelve month period ended December 31, 2007. No Seller or Owner has received any notice that any supplier intends to terminate or materially change the terms of or reduce its business with the Business. No Seller or Owner has directly or indirectly paid any form of compensation to any employee of any supplier of the Business.

(u) Franchise Matters.

(i) Schedule 9(u) lists all states in which each of the Sellers is currently registered to offer or sell franchises. All such registrations and related filings are current and comply in all material respects with such applicable laws. To Sellers’ Knowledge, Sellers (nor their predecessors) have not offered to sell or has sold franchises in any state in which it was required to be registered to offer or sell franchises but was not so registered. To Sellers’ Knowledge, Sellers have not offered or sold any franchises except in compliance in all material respects with all applicable laws regarding franchise disclosure and pursuant to offering circulars (including any uniform franchise offering circulars) prepared and delivered to prospective franchisees or franchise area developers or subfranchisees in material compliance with applicable laws and containing information that is accurate and complete in all material respects.

(ii) Schedule 1(a)(i) lists as of the date hereof all franchise, subfranchise, master franchise or license agreements (and amendments thereto and renewals thereof) entered into by Sellers as franchisor or licensor (the “Franchise Agreements”), indicating the form of agreement used, inception date, term, franchisee name and any material deviations from the applicable form of Franchise Agreement.

(iii) Sellers have provided to Buyer all of the Franchise Agreements in its possession. To Sellers’ and Owners’ Knowledge, no franchisee is operating without a Franchise Agreement or under a Franchise Agreement that is not in Sellers’ possession (with the exception of the Mexican franchisees).

(iv) Each Franchise Agreement complies with all Laws and all orders, consents or decrees from any Governmental Authority in all material respects.

(v) To the Sellers’ and Owners’ Knowledge, each Franchise Agreement represents the legal, valid and binding obligations of the franchisee thereunder enforceable against the franchisee in accordance with the terms, subject to bankruptcy, insolvency, receivership or similar proceeding under state or federal law. No franchisee, subfranchisee, subfranchisor, master franchisee, or group of franchisees, subfranchisees, master franchisees or subfranchisors, has given any Seller or Owner written notice of any pending dispute or, with respect to its franchise or notice, of its intent to terminate or not renew its franchise agreement.

(vi) All necessary filings with Governmental Authorities with respect to Franchise Agreements and the UFOCs have been made by the Sellers, as applicable.

(vii) Except for exempt transactions under applicable law, Sellers’ UFOCs have been provided to all of Sellers’ franchisees, subfranchisees, master franchisors and subfranchisors and none of Sellers’ UFOCs or any exhibits, attachments, written statements, documents, certificates or other items prepared or supplied by Sellers (or on behalf of Sellers’) in connection with their UFOCs contained or contain any untrue statement of material fact or omitted or omits to state a material fact necessary in order to make the representations and/or warranties set forth therein (taken as a whole), in light of the circumstances under which they were made, not misleading.

(v) Product Liability. No Seller has any known or to Sellers’ Knowledge, unknown, material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property (including to customers) as a result of the ownership, possession, or use of any product or services, sold, or delivered by any Seller.

(w) Books and Records. The books and records of Sellers maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, franchisee lists, customer lists, mailing lists, databases, franchisee, royalties, franchise fees, rebates, settlements, operating expenses, inventories, supplier lists, personnel records and taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business in all material respects, and have been maintained consistently in accordance with prudent business practices and historical norms.

(x) Business Continuity. Except as set forth on Schedule 9(x), none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by any Seller in the conduct of the Business (collectively, the “Systems”) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that have caused any substantial disruption or interruption in or to the use of any such Systems by any Seller.

(y) Certain Business Relationships. Except as set forth on Schedule 9(y), no Seller, Owner, or any of their affiliates, shareholders, members, directors, officers, managers, and/or employees have been involved in any material business arrangement or relationship with any Seller or the Business within the past twelve (12) months, and no Owner and no shareholders, members, directors, managers, officers, and/or employees or family member of any Seller or Owner owns any material asset, tangible or intangible, that is used in the Business.

(z) Agents, Brokers. Except for BB&T Capital Markets, whose fees will be paid by Sellers and Owners, Sellers and Owners have not dealt with any agent, finder, broker or other representative in any manner which could result in Buyer being liable for any finder’s, broker’s or other fee or commission in connection with the subject matter of this Agreement.

(aa) Guaranty. Except as set forth on Schedule 9(aa), no Seller is a guarantor or otherwise is liable for any liability (including indebtedness) of any other Person relating to the Business, the Acquired Assets or the Assumed Liabilities, including the GE Guaranty.

(bb) Disclosure. Neither this Agreement nor any of the schedules, exhibits, or attachments contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the representations and or warranties set forth herein or therein (taken as a whole), in light of the circumstances under which they were made, not misleading.

(cc) Closing Date. All of the representations and warranties of Sellers and Owners contained in this Section 9 (subject to any Knowledge or materiality qualifiers contained herein) and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Buyer has been advised otherwise in writing prior to the Closing, provided, that, such subsequent advise or disclosure shall not affect any of Buyer’s rights under Sections 14 or 15.

10. Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers and Owners as follows, which representations and warranties shall survive the Closing as provided in Section 15(h):

(a) Organization of Buyer. Buyer is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency, or court to which Buyer is subject, or (ii) result in the breach of Buyer’s certificate of incorporation, or any agreement, indenture, deed, loan, mortgage, security agreement, lease or other instrument to which Buyer is a party. Buyer is not required to give any notice to, to make any filing with, or obtain any authorization, consent or approval of, any government, including any subdivision or agency thereof, or any third party in order to consummate the transactions contemplated by this Agreement.

(d) Disclosure. No representation or warranty of fact by Buyer set forth in this Agreement or in any certificate of Buyer furnished or to be furnished to Sellers or Owners pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the representations and or warranties set forth herein or therein (taken as a whole), in light of the circumstances under which they were made, not misleading.

(e) Litigation. There is no action, suit or other proceeding pending against Buyer or its parent in or before any court, arbitrator, administrative agency or other body of any federal, state, local or foreign government relating to the consummation of the transactions contemplated hereby.

(f) Closing Date. All of the representations and warranties of Buyer contained in this Section 10 (subject to any Knowledge or materiality qualifiers contained therein) and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Sellers or Owners is true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Buyer has advised otherwise in writing prior to the Closing, provided, that such advise or disclosure shall not affect any of Sellers’ or Owners’ rights under Sections 14 and 15.

11. Additional Covenants.

The Parties agree to the following covenants:

(a) Employee Matters.

(i) All of Sellers’ employees shall be terminated by Sellers as of the Closing Date. Buyer shall offer employment to all those employees of Sellers primarily engaged in the Business and listed on Schedule 11(a)(i) (the “Transferred

Employees”) as “at will” employees other than Owners whose services with the Buyer, if any, will be governed by Consulting Agreements, as applicable. The Parties acknowledge that as of the Closing Date, the Transferred Employees who accept Buyer’s offer of employment shall cease to be employees of Sellers and shall become employees of Buyer. Buyer shall only be responsible for all claims, causes of actions, judgments, damages, penalties and liabilities related to the Transferred Employees arising from circumstances and occurrences after the Closing Date.

(ii) Subject to applicable legal restrictions, Buyer and Sellers shall provide each other, in a timely manner, with any information which the other may reasonably request with respect to any of the Transferred Employees.

(iii) Notwithstanding the provisions of Section 11(a)(i) hereof, Sellers shall retain all liabilities and obligations in respect of its past, present and future employees under the Benefit Plans and applicable laws. Without limiting the generality of the foregoing, Buyer shall have no liability or obligation whatsoever under the Benefit Plans, nor shall Buyer have any obligation to provide any employee benefits to any Persons employed in the Business as of or at any time prior to the Closing.

(b) Transaction Expenses. Except as otherwise expressly provided herein, each Party shall bear the costs and expenses (including all taxes and all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby.

(c) Tax Matters.

(i) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when and as due, and Sellers shall, at their own expense, file all necessary, Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(ii) After the Closing, upon reasonable notice, Buyer, on the one hand, and Sellers and Owners, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Acquired Assets as are reasonably necessary for financial reporting and accounting matters relating to the Acquired Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Acquired Assets, the defense of any Tax or other claim or assessment relating to the Acquired Assets; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Sellers, or the normal operations of Sellers and Owners, in the case of access and assistance given to Buyer.

(iii) Each Party hereto hereby waives compliance by Sellers and Buyer with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or political subdivision. Sellers and Owners agree to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities (including Tax liabilities), costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws in connection with this Agreement or the transactions contemplated thereby, other than in respect of the Assumed Liabilities specifically referenced in Section 2 above.

(d) Transition Assistance. From the period commencing on the date hereof through sixty (60) days after the Closing, Sellers and each Owner shall provide reasonable assistance to Buyer at no charge to Buyer, and thereafter pursuant to the terms of the Consulting Agreements, in order to encourage franchisees, subfranchisees, subfranchisors, master franchisors, customers, employees, suppliers, lessors, and other associates of the Business to maintain the same business relationships with Buyer after the Closing Date as were maintained with Sellers prior to the Closing Date. The foregoing is not a guaranty by Sellers or Owners that the same business relationships will be obtained or continued.

Without limiting the generality of the foregoing, following the date of execution hereof through sixty (60) days after the Closing at no charge to Buyer, and thereafter pursuant to the terms of the Consulting Agreements, Sellers and Owners shall provide reasonable assistance to Buyer in its efforts to assure Sellers’ franchisees (collectively, “Seller Franchisees”) that Buyer’s decision to purchase the Business from Sellers will ultimately provide substantial benefits to the Seller Franchisees. Such assistance may include, among other things, attendance at and participation in one or more “town hall” meetings with the Seller Franchisees as part of the transition process. The foregoing is not a guaranty by Sellers or Owners that the same business relationships will be obtained or continued.

In addition, the Parties acknowledge and agree that included among the Seller Franchisee benefits currently being considered by Buyer are (i) certain royalty rate reductions to each Seller Franchisee under his or her SpeeDee Franchise Agreement (each a “Royalty Adjustment”) and (ii) the establishment of a Midas/SpeeDee co-branding program (the “Incentive Program”) that would provide for (a) a Ten Thousand Dollar ($10,000) per shop non-refundable payment to every Seller Franchisee that is deemed by Buyer, in its sole discretion, to be eligible for a Midas/SpeeDee co-branding opportunity, such advance to be applied toward the cost of adding a Midas franchise to the Seller Franchisee’s current operations or (b) alternatively, a Ten Thousand Dollar ($10,000) per shop non-refundable payment to every Seller Franchisee that is deemed by Buyer, in its sole discretion, not to be eligible for a Midas/SpeeDee co-branding opportunity, such advance to be applied toward improving Seller Franchisee’s current business operations.

As part of the Incentive Program, it is Buyer’s intention, following the Closing, to request that each Seller Franchisee sign an amendment to his or her SpeeDee Franchise Agreement, in form mutually acceptable to Buyer and Sellers (the “Incentive

Amendment”). The Incentive Amendment will provide for, among other things: (a) the Royalty Adjustment, (b) the Seller Franchisee’s acknowledgement of Buyer’s purchase of the Business from Sellers, (c) the Seller Franchisee’s waiver of any claims against Buyer or Sellers or Owners as a result of such purchase or any future purchase or sale of the Business by Buyer, and (d) a new ACH debit authorization in favor of Buyer. Sellers and Owners will reasonably assist Buyer in obtaining signed Incentive Amendments from each Seller Franchisee.

Payments under the Incentive Program will be made by Seller out of the Incentive Holdback by making withdrawals under the Incentive Holdback Escrow Agreement to each Seller Franchisee immediately upon its signing the Incentive Amendment. Any Seller Franchisee that does not return an Incentive Amendment by June 30, 2008 will forfeit his or her opportunity to receive any payment pursuant to the Incentive Program.

If the Incentive Holdback is exhausted, Buyer will be responsible for funding the balance of the Incentive payments. Any amount of the Incentive Holdback that is not used by December 31, 2008 will be remitted by the Escrow Agent to Buyer and will constitute a dollar-for-dollar reduction in the Purchase Price.

(e) Cooperation in the Defense of Claims.

(i) In the event that a claim is asserted against Buyer or its affiliates or their shareholders, directors, officers, employees or agents, with respect to events or conditions occurring or existing in connection with, or arising out of, (A) the operation of the Business prior to the Closing, (B) the ownership, possession, use or sale of the Acquired Assets prior to the Closing, (C) the sale of the Acquired Assets to Buyer or (D) representations or warranties made by Sellers in the Franchise Agreements or the UFOCs or otherwise prior to Closing, Sellers and Owners shall reasonably cooperate with Buyer in the defense of any such claim. If such claim does not give rise to a claim for indemnity by Buyer against Sellers and Owners pursuant to the terms of this Agreement, Buyer shall hold harmless Sellers and Owners for its out-of-pocket expenses arising from such cooperation (including reasonable attorneys’ fees).

(ii) In the event that a claim is asserted against any Seller or Owner, (A) with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or (B) possession, use or sale of the Acquired Assets after the Closing, other than as a result of actions prior to Closing or representations and warranties made by Sellers in the Franchise Agreements or UFOCs or otherwise prior to Closing, Buyer shall reasonably cooperate with such Seller or Owner in the defense of any such claim. If such claim does not give rise to a claim for indemnity by Sellers and Owners against Buyer pursuant to the terms of this Agreement, Sellers and Owners shall hold harmless Buyer for its out-of-pocket expenses arising from Buyer’s cooperation (including reasonable attorneys’ fees).

(f) Restrictive Covenants.

(i) Acknowledgment. Sellers and Owners agree and acknowledge that in order to assure Buyer that the Business and the Acquired Assets will retain their value, it is necessary that Sellers and Owners undertake not to utilize their special knowledge of the Business and their relationship with franchisees, subfranchisees, master franchisors, subfranchisors suppliers or customers of the Business to compete with Buyer.

(ii) Non-Compete. Without limiting the covenants and obligations contained in any other agreement or otherwise (including, without limitation, any covenants or obligations contained in the Consulting Agreements), Sellers and Owners hereby agree that from and after the Closing Date and continuing for two (2) years from the Closing Date (the “Restricted Period”), they shall not, directly or indirectly, as an employee, agent, consultant, director, equity holder, manager, co partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the United States or Mexico (the “Territory”) in the Business or any business competitive with the Business; provided, however, that nothing contained herein shall be construed to prevent Owners from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market so long as such Party is not involved in the business of such corporation and such Party does not own more than two percent (2%) of the stock of such corporation or from, directly or indirectly, owning an interest in a single use property which the Buyer or its affiliate declined to lease pursuant to Section 11(h), which property is leased to another company involved in business that is competitive with the Business. With respect to the Territory, Sellers and Owners specifically acknowledge that the Business has heretofore been conducted throughout the United States and Mexico.

(iii) Non-Solicitation. Without limiting the generality of the provisions of Section 11(f)(ii), Sellers and Owners hereby agree that during the Restricted Period they will not, directly or indirectly, as employee, agent, consultant, director, equity holder, manager, co partner or in any other capacity, solicit business from any Person which is or was a franchisee, subfranchisor, master franchisor, subfranchisee, customer, supplier or employee of any Seller at any time during the Restricted Period or during the two (2) year period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business, or solicit, encourage, initiate or participate in discussions or negotiations with, or provide any information to, any present or future acquisition target, customer or supplier of the Business with respect to the termination or other alteration of his, her or its relationship with Buyer or the Business, provided that Sellers and Owners will be permitted to engage former employees to provide transition services reasonably agreed to by Buyer.

(iv) Enforceability; Blue Pencil. Sellers and Owners recognize that the territorial, time and scope limitations set forth in this Section 11(f) are reasonable and are properly required for the protection of Buyer’s legitimate interest in franchisee and supplier relationships, goodwill and trade secrets of the Business. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer, Sellers and Owners agree, and Sellers and Owners submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

(v) Remedies. Sellers and Owners acknowledge and agree that the covenants set forth in this Section 11(f) hereof are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if Sellers or Owners breach any of the terms of this Section 11(f), and that in the event of any Sellers’ and Owners’ actual or threatened breach of any of the provisions contained in this Section 11(f), Buyer will have no adequate remedy at law. Sellers and Owners accordingly agree that in the event of any actual or threatened breach by them of any of the provisions contained in this Section 11(f), Buyer shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(g) Confidentiality. Sellers and Owners shall, and shall cause their respective affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use any Confidential Information which remains after Closing in the possession of the Parties hereto. In addition, prior to the Closing, the Parties hereto shall not release or disclose any such information to any Person other than any other Party or its authorized representatives. Further, if this Agreement is terminated by either Party for any reason whatsoever, the Parties shall return to the other Party all Confidential Information and each Party shall hold in confidence and not use any Confidential Information of the other Party for any purpose whatsoever. As used in this Section 11(g), “Confidential Information” shall mean any information relating to (i) this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or (ii) the Business and the business or affairs of Sellers and Buyer, including, without limitation, information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information. Buyers, Sellers and Owners acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Business and each Party. Notwithstanding the foregoing, the confidentiality obligations of this Section 11(g) shall not apply to information:

(i) which the Parties or their respective affiliates, officers, employees, representatives, consultants and advisors are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law;

(ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 11(g);

(iii) which can be shown to have been provided to the applicable Party or its affiliates, officers, employees, representatives, consultants and advisors by a third party who obtained such information other than from such Party or other than as a result of a breach of this Section 11(g); or as required under applicable securities, franchise or other laws or regulations applicable to the purchase;

(h) Post Closing Company-Owned Store and Specific Property Matters. Buyer acknowledges that Owners (through their affiliate, FTB LLC or another related lessor entity) are in the process of negotiating with Exxon Mobile Corporation (“Exxon”) for the purchase of three properties located in (a) University Park, Texas, (b) Plano, Texas, and (c) Cedar Hill, Texas, each of which is currently a company-owned SpeeDee location (collectively, the “Company-Owned Store Premises”), along with the property located in Richardson, Texas, which is not currently run as a SpeeDee location (the “Richardson, Texas Property”). Each Company-Owned Store Premises is currently subject to a non-transferable lease between Exxon, as landlord, and SpeeDee Oil Change, Inc. (“SOCI”), as tenant.

Prior to the Closing, Sellers and Owners shall cause GCKB Inc. to enter into three (3) separate SpeeDee Franchise Agreements with SOCI (each, a “New Franchise Agreement” and, collectively, the “New Franchise Agreements”), pursuant to which SOCI shall be granted a franchise to operate a SpeeDee location at each of the three Company-Owned Store Premises. Each New Franchise Agreement shall be in the then current standard form of Speedee Franchise Agreement, except that the term of each New Franchise Agreement shall, unless otherwise agreed to by and between Buyer and SOCI, immediately expire upon the earlier to occur of (1) the date, if any, that the sale of the applicable Company-Owned Store Premises from Exxon to FTB LLC (or another related lessor entity) is consummated, and (2) the applicable date of expiration or earlier termination under the current lease between Exxon, as landlord, and SOCI, as tenant, for such Company-Owned Store Premises (each, an “Exxon Lease” and, collectively, the “Exxon Leases”). The Parties hereto acknowledge and agree that the “New Franchise Agreements” shall constitute “Franchise Agreements” for purposes of Section 1(a)(i) of this Agreement and, therefore, shall constitute a part of the Acquired Assets being purchased by Buyer from Sellers hereunder.

In the event that a sale of one or more of the Company-Owned Store Premises from Exxon to FTB LLC (or another related lessor entity) is consummated prior to the applicable date of expiration or earlier termination under the applicable Exxon Lease(s), then, concurrently with the expiration of the New Franchise Agreement(s) for such Company-Owned Store Premises, Buyer and FTB LLC (or another related lessor entity) shall enter into a separate lease agreement for the lease of each such Company-Owned Store Premises from FTB LLC (or another related lessor entity) to Buyer (each, a “New Lease” and, collectively, the “New Leases”). Each New Lease shall contain terms that are mutually acceptable to FTB LLC (or another related lessor entity) and Buyer, but shall provide, in relevant part, for rent equal to 8% of the purchase price allocated to the real estate assets, a 15 year initial term with four (4) five-year renewal options, and a right of assignment by Buyer to an existing or prospective SpeeDee franchisee.

Buyer will have the right but not the obligation to enter into a lease of the Richardson, Texas Property on substantially the same terms as the New Leases, which right, if exercised, must be exercised by Buyer within thirty (30) days after Buyer receives written notification that such premises have become available for lease as SpeeDee locations.

In the event that FTB LLC (or another related lessor entity) is not able, in good faith, to acquire one or more of the Company-Owned Store Premises from Exxon prior to the applicable date of expiration or earlier termination under the applicable Exxon Lease, then the Purchase Price hereunder will be reduced by Three Hundred Thousand Dollars ($300,000) for each such Company-Owned Store Premises, which reduction will be made by offset against the Company-Owned Store Holdback and payment thereof back to Buyer.

Buyer acknowledges that the Company-Owned Store Premises and the Richardson, Texas Property consist of single-use buildings. Accordingly, in the event that FTB LLC (or another related lessor entity) and Buyer are not able, in good faith, to agree upon mutually acceptable terms above and beyond the terms agreed to above for the New Lease of a particular Company-Owned Store Premises or for the Richardson, Texas Property, Buyer agrees that FTB LLC (or another related lessor entity) shall be permitted to lease such Company-Owned Store Premises and/or the Richardson, Texas Property to Persons in businesses which compete with the Business or the business of Buyer.

Concurrently with the execution of each New Lease of Company-Owned Store Premises, Owners (or their applicable affiliate) shall sell to Buyer, free and clear of any Liens, all of the tangible and intangible assets owned by Owners (or their applicable affiliate) and used in connection with the SpeeDee location formerly operated at the applicable Company-Owned Store Premises (collectively, the “Company-Owned Store Assets”). The purchase price for the Company-Owned Store Assets shall be Three Hundred Thousand Dollars ($300,000) per Company-Owned Store Premises and will be paid out of the Company-Owned Store Holdback. Buyer shall not be required to purchase the Company-Owned Store Assets which relate to any particular Company-Owned Store Premises unless and until such time as a New Lease has been executed for such location by Buyer and FTB LLC (or another related lessor entity). FTB LLC (or another related lessor entity) shall offer to sell to Buyer, on commercially reasonable terms, any equipment and inventory assets which relate to the Richardson, Texas Property at a price not to exceed the amount of the purchase price allocated to such assets provided that, Buyer shall not be obligated to purchase any such equipment or inventory assets which relate to the Richardson, Texas Property.

Following its acquisition of the Company-Owned Store Assets, Buyer shall be entitled, in its discretion, to either (a) use the Company-Owned Store Assets, and operate under the New Leases, as company-owned SpeeDee locations or (b) sell all or a portion of the Company-Owned Store Assets, and assign one or more of the New Leases, to one or more third parties for the operation of one or more independently-owned SpeeDee locations.

(i) Further Assurances. After the Closing, Sellers and Owners shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Acquired Assets, including assistance in the collection or obtaining possession of any such Acquired Assets.

(j) Post Closing Operations of Seller; Change of Name. With the exception of FTB LLC (or another related lessor entity) as landlord to certain franchisees, and in the event Buyer, Sellers, Owners and landlord cannot agree on lease terms for the Company-Owned Store Premises subsequently purchased from ExxonMobil, from and after the Closing, Sellers will cease operations of the Business and will not engage in any business related to the Business. At Closing, Owners shall cause Sellers and any applicable Excluded Entity to amend their organizational documents to change their names and delete there from the words “SpeeDee” and “SpeeDee Oil Change” and related terms (the “Business Names”) and will file such documents as are necessary to reflect such name changes in the State of Louisiana and the other jurisdictions where Sellers and any applicable Excluded Entities are qualified to do business as foreign entities. From and after the Closing Date, Sellers agree they will not, and Owners agree that they will cause Sellers and the Excluded Entities not to, adopt or use any name that is confusingly similar to, or a derivation of, the Business Names.

(k) Discharge of Liabilities. Sellers shall, and Owners shall cause Sellers to, pay and discharge the Excluded Liabilities as and when due.

(l) Amendment to Disclosure Schedules. Sellers and Owners agree that, with respect to the representations and warranties contained in Section 9, they shall promptly supplement or amend the Schedules with respect to any material matter hereafter arising or discovered which, occurs prior to the Closing and if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that all such supplements or amendments shall be delivered to Buyer in any event no later than five (5) business days prior to the Closing Date and provided further that no such supplement or amendment shall affect Buyer’s rights under Sections 14 and 15.

(m) Post Closing Advertising Fund/Expenditure Reconciliation. Within thirty (30) days after the Closing, Sellers shall provide Buyer with a report reconciling advertising commitments with the Advertising Fund Deposits delivered to Buyer at Closing.

12. Transactions Prior to Closing

(a) Access to Information Concerning Properties and Records. Sellers and Owners agree that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to Buyer and its representatives full access, during normal business hours, to all of the properties, offices, books, contracts, commitments, records and affairs of Seller relating, in whole or part, to the Acquired Assets or the Business, (ii) Sellers will furnish or cause to be furnished to Buyer and its representatives such financial and operating data and other information with respect to the Acquired Assets, Business and properties of Sellers, as Buyer shall from time to time reasonably request, (iii) Buyer and its representatives shall be entitled to consult with the representatives, officers, employees, accountants, customers and suppliers of Sellers and with the prior consent of Owners, Sellers’ franchisees, subfranchisors, and master franchisors, (iv) Sellers or Owners will promptly furnish or cause to be furnished to Buyer copies of all documents and information concerning the Acquired Assets or the Business that Buyer may reasonably request. Buyer agrees that this information shall be subject to the Confidential provisions of Section 11(g) of this Agreement.

(b) Conduct of the Business of Seller Pending the Closing Date. Sellers and Owners agree that, except as required by this Agreement or otherwise consented to or approved in writing by Buyer during the period commencing on the date hereof and ending on the Closing Date, Sellers and Owners will:

(i) operate the Business, including, without limitation, collecting accounts receivable and other franchise fees, royalties and revenues relating to the Business and paying accounts payable and other operating expenses relating to the Business, only in the Ordinary Course of Business; use their reasonable best efforts to preserve Sellers’ present franchises, subfranchisors, master franchisors, subfranchisees, business organizations, suppliers, and sponsors intact; use their best efforts to keep available the services of the present officers and employees of Sellers; use their reasonable best efforts to preserve present relationships with Persons having business dealings with Sellers and perform or pay its obligations when and as they become due; and make no sales of inventory or any of the assets of the Business to any affiliate or non-affiliated Person except in the Ordinary Course of Business;

(ii) maintain the Acquired Assets in customary repair, order and condition, reasonable wear and use expected, not allow any Liens or encumbrances to be imposed against any of the Acquired Assets, and maintain insurance upon all of such Acquired Assets in such amounts and of such kinds comparable to that in effect on the date hereof and, in the event of a casualty, loss or damage prior to the Closing Date to any of the Acquired Assets for which a Seller is insured, such Seller shall, at the option of Buyer, either repair or replace such damaged property or transfer the proceeds of such insurance to Buyer on the Closing Date;

(iii) maintain Sellers’ books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with prior years, comply with all laws and contractual obligations applicable to the Business or to the conduct of the Business and perform all of their obligations relating to the Business without default;

(iv) not, nor will any of any Sellers’ officers, managers, members, shareholders, directors, employees, representatives or agents, directly or indirectly encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Buyer) concerning any direct or indirect sale or other disposition of the Acquired Assets, or any part thereof, nor will Sellers or Owners enter or agree to enter into any direct or indirect sale or other disposition of the Acquired Assets, or any part thereof, to any entity, Person or group or change the character of the Business in any manner;

(v) except in the Ordinary Course of Business and consistent with Sellers’ historical practices, make or grant no general wage or salary increase to its employees; make no increase in the compensation payable or to become payable by any Seller to any officer, shareholder, director, member, manager, employee or agent employed in, or with respect to the Business of any Seller or in the event of the termination of employment of any such shareholder, director, manager, member, officer, employee or agent; pay or provide for no bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to the Transferred Employees except in the ordinary course of the administration of its existing Benefit Plans; enter into no employment or consulting agreement or arrangement with respect to the performance of personal services relating to the Business which is not terminable without liability by such Seller on 30 days’ notice or less;

(vi) amend the terms or provisions of any Franchise Agreement (or Master Franchise Agreement or Subfranchise Agreement) or the terms of its UFOC, except such amendments as may be required in order for Sellers to be able to sell franchises during the period commencing on the date hereof and ending on the Closing Date, (drafts of which amendments will be provided to Buyer in advance of their effectiveness);

(vii) not create, incur or assume any debt (including obligations in respect of capital leases) or any debt for money borrowed (whether long- or short-term) other than in the normal and Ordinary Course of Business, not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person nor make any loans, advances or capital contributions to any other Person, other than trade payables;

(viii) make no capital expenditures relating to the Business or enter into any commitment therefore which, in the aggregate, exceeds Twenty Five Thousand Dollars ($25,000).

(ix) make no change in Sellers’ banking, safe deposit and ACH payment and other franchisee payment arrangements without prior written notice to Buyer, giving the details of such change; and grant no powers of attorney relating to the Business;

(x) except as disclosed herein, make no substantial renovation of Sellers’ property involving any substantial obligation;

(xi) use Sellers’ and Owners’ best efforts not to permit any event to occur that would result in any of the representations and warranties contained in this Agreement not being, except as specifically contemplated by this Agreement, materially true and correct at and as of the time immediately after the occurrence of such event;

(xii) keep Buyer reasonably informed as to the affairs of Sellers and the Business and consult with Buyer on all important matters pertaining to the Business;

(xiii) not accelerate or write off as uncollectible any accounts receivable outside of the Ordinary Course of Business, or provide more favorable terms regarding the collection thereof, nor extend the payment terms with regard to any accounts payable;

(xiv) cause copies of all financial and other reports prepared in the regular course of the Business to be furnished to Buyer;

(xv) comply with all applicable laws and other requirements of all Governmental Authorities;

(xvi) not sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except for sales of inventory in the Ordinary Course of Business, consistent with past custom and practice;

(xvii) not modify, amend or terminate any Assumed Contract (including any Franchise Agreement) or waive, release or assign (except to effectuate the transactions contemplated by this Agreement) any material rights or claims under any Assumed Contract (including any Franchise Agreement) or enter into new franchise agreements unless Sellers’ UFOC has been amended to include all amendments required under Law in order for Sellers to be able to sell franchises during the period from the date hereof and ending on the Closing Date;

(xviii) not sell, assign, transfer, abandon or permit to lapse any licenses or permits or any portion thereof, or any of the Intellectual Property or other intangible assets, disclose any material Confidential Information or trade secret to any Person or grant any license or sublicense of any rights under or with respect to any Intellectual Property or other intangible assets;

(xix) with the exception of any issues relating to the Retained Legal Liabilities, not institute, settle or agree to settle any litigation, action or proceeding by or before any Governmental Authority;

(xx) not make any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice;

(xxi) not engage in any merger or consolidation with any other entity (or any transaction having a similar effect) involving any Seller or any acquisition of any business unit or operation (however effected) of any other Person to which any Seller or the Business is a party; and

(xxii) not take or not agree to take, whether in writing or otherwise, any of the actions set forth above.

(c) Consents. Subject to the provisions of Section 1(a) of this Agreement, Sellers shall give all required notice and obtain prior to the Closing Date, if possible, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Assumed Contracts, to the extent transferable, as may be required under this Agreement in order to enable Sellers to perform their obligations hereunder, including, but not limited to, all consents and approvals required to permit it to make the transfers to Buyer contemplated under this Agreement and to enable Buyer to enjoy after the Closing Date all rights and benefits presently enjoyed by Sellers in respect of the Acquired Assets; provided, however, that no Assumed Contract shall be amended to change the pricing or increase the amount payable thereunder in order to obtain any such consent, approval or authorization without first obtaining the approval of Buyer.

(d) Notice of Developments. The Parties will give prompt written notice to the other Parties of any material adverse development causing a breach of any of the representations and warranties in Sections 9 or 10 (as if such representations and warranties were given as of such time).

(e) No Shopping. From the date hereof through and until the earlier of termination of this Agreement or Closing, none of Sellers, Owners, nor any of Sellers’ or Owners’ affiliates, employees, officers, agents or advisors shall, directly or indirectly, (i) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition (or sublease as the case may be) of the Acquired Assets or the Business or any portion thereof, or any securities of, or any merger, consolidation or business combination with, any Seller, or (ii) with respect to any such effort or attempt by any other Person, (A) do or seek any of the foregoing, (B) participate in any discussions or negotiations, (C) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, Sellers, the Acquired Assets or the Business, or (D) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

(f) All Reasonable Efforts; Consents and Approvals.

(i) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

(ii) Each of the Parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, furnishing all information required in connection with approvals of, filings with, and inquiries or requests from, any Governmental Authority); shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them in connection with this Agreement and the transactions contemplated hereby; and shall not take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person necessary to be obtained prior to Closing. Sellers, Owners and Buyer shall take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other Person required to be obtained or made by Sellers, Owners or Buyer in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(iii) Prior to the Closing, each Party shall promptly consult with the other Parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such Party with any Governmental Authority or other Person or any other information supplied by such Party to a Governmental Authority or other Person in connection with this Agreement and the transactions contemplated hereby. Each Party hereto shall promptly inform the other of any communication from any Governmental Authority or other Person regarding any of the transactions contemplated hereby unless otherwise prohibited by law. If any Party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Authority or other Person with respect to the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Sellers and Owners shall use all reasonable efforts to effect such transfers, amendments or modifications.

13. Conditions Precedent.

(a) Conditions Precedent to Obligations of the Parties. The respective obligations of Buyer, Sellers and Owners to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(i) No Claims. Except as disclosed on Schedule 13(a)(i), no claims shall be pending or threatened and no court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their reasonable best efforts to lift), in each case claiming or advocating permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or limiting the operation of the Business or the business of Buyer or its affiliates subsequent to the Closing.

(b) Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject, in the discretion of Buyer, to the reasonable satisfaction at or prior to the Closing Date of each of the following conditions:

(i) Accuracy of Representations and Warranties. All representations and warranties of Sellers and Owners contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

(ii) Performance of Agreements. Sellers and Owners shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date, including, without limitation, the delivery of the items set forth in Section 7 hereof.

(iii) Receipt of Licenses, Permits and Other Consents. Buyer shall have received evidence, in form and substance satisfactory to its counsel that all transferable licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts relating to the operation of the Business have been obtained in accordance with the terms of this Agreement.

(iv) Actions and Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to, and approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

(v) Adverse Conditions. The Business shall not be adversely affected in any material way by, nor shall it have sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, labor organization attempt, riot, act of God or the public enemy or any other calamity or casualty.

(vi) Releases. Recordable discharges of any Liens or charges affecting the Acquired Assets shall have been obtained.

(vii) GE Consent. GE shall have delivered the GE Consent and GE shall have consented to the form of Lease Control Agreement including the form of Standby Lease attached thereto.

(viii) No Material Adverse Change. There shall have been no material adverse change since the date of the Most Recent Financial Statements and Balance Sheet in the financial condition, results of operations, employee relations or customer or supplier relations of the Business.

(c) Conditions Precedent to the Obligations of Sellers and Owners. The obligations of Sellers and Owners under this Agreement are subject, in the discretion of Sellers and Owners, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(i) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any document or certificate delivered to Sellers and Owners pursuant hereto shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(ii) Performance of Agreements. Buyer shall have performed all obligations and agreements in all material respects, and complied with all covenants and conditions in all material respects, contained in this Agreement to be performed or complied with by it prior to or at the Closing, including, without limitation, the delivery of the items set forth in Section 8 hereof.

(iii) Standby Lease. The Buyers shall have, as evidenced by its signature on the Lease Control Agreement, agreed to the Standby Lease in form and substance approved by Sellers, Owners, FTB LLC (and any other related landlord) and GE.

14. Termination.

(a) This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing upon the occurrence of any of the following events:

(i) Mutual Consent. By mutual written consent of Owners and Buyer;

(ii) Closing Date. By Buyer or Sellers and Owners if the Closing shall not have occurred on or before April 30, 2008 (the “Termination Date”) and the Party so terminating this Agreement is not in material default of its obligations hereunder.

(iii) Sellers’ Misrepresentation or Breach. By Buyer, if there has been a material breach by Sellers or Owners of any of their representations, warranties, covenants, obligations or agreements set forth in this Agreement or a materially adverse change reflected as a result of an amendment or supplement to any schedule hereafter delivered pursuant hereto by Seller;

(iv) Buyer’s Misrepresentation or Breach. By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or a materially adverse change reflected as a result of an amendment or supplement to any schedule hereafter delivered pursuant hereto by Buyer;

(v) Claims. By Buyer or Sellers or Owners, if there are claims or threats that consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction or any Franchise Agreement or UFOC;

(vi) Material Adverse Change. By Buyer, if since the date of the Most Recent Financial Statements and Balance Sheet there has been a material adverse change, or the occurrence of a condition or event which might result in a material adverse change, in the condition (financial or otherwise), assets, properties, operations or prospects of the Business;

(vii) Buyer’s Conditions. By Buyer, if any condition precedent to Buyer’s obligation to effect the Closing as set forth in Section 13(b) has not been satisfied, or shall have become incapable of fulfillment, and such condition is not waived by Buyer on or prior to the Termination Date; or

(viii) Sellers’ or Owners’ Conditions. By Sellers or Owners, if any condition precedent to Sellers’ and Owners’ obligation to effect the Closing as set forth in Section 13(c) has not been satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Owners on or prior to the Termination Date.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 14(a), written notice thereof shall forthwith be given to the other Party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Sellers, Owners and Buyer under this Agreement shall terminate without further liability of Seller or Buyer, except that:

(i) each Party will return all documents, workpapers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same, and all Confidential Information received by any Party hereto with respect to the business of any other Party shall be treated in accordance with Section 11(g); and

(ii) such termination shall not constitute a waiver by any Party of any claim it may have for damages caused by reason of, or relieve any Party from liability for, any breach of this Agreement prior to or otherwise giving rise to the termination of this Agreement.

(c) Remedies. Notwithstanding any termination right granted in Section 14(a), in the event of the nonfulfillment of any condition to a Party’s closing obligations, in the alternative, such Party may elect to do one of the following:

(i) proceed to close despite the nonfulfillment of any closing condition waiving such non-fulfillment of such condition; or

(ii) decline to close, terminate this Agreement as provided in Section 14(a), and thereafter seek damages to the extent permitted in Section 14(d).

(d) Right to Damages. Except as provided otherwise in this Agreement, if this Agreement is terminated pursuant to Section 14(a), no Party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other Party’s failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of such Party.

15. Indemnification.

(a) Indemnification of Buyer. Subject to the limitations set forth in this Agreement, Sellers and Owners, jointly and severally, agree to indemnify and hold Buyer and its affiliates, owners and their directors and officers, employees, agents, successors and assigns (“Buyer Indemnified Parties”) harmless against and with respect to the following, (referred to as “Buyer Losses”) regardless of any investigation, or lack thereof, made by or on behalf of Buyer:

(i) any Retained Liability, including all liabilities, obligations and commitments of Sellers or Owners (whether accrued, absolute, contingent or otherwise relating to the Business during any period on or prior to the Closing Date) which are not Assumed Liabilities, other than Retained Liabilities for Franchise Matters;

(ii) damages resulting from any breach of warranty or misrepresentation of Sellers or Owners other than as to Franchise Matters or in any certificate or other instrument furnished to Buyer under this Agreement;

(iii) Sellers’ failure to comply with any applicable bulk sales statutes, laws, rules, regulations or orders; and

(iv) all liabilities, obligations, costs, expenses or losses relating to any litigation, action, suit, claim, or proceeding arising prior to, on or after the Closing related to restrictions on businesses that can be operated by Sellers or their successors-in-interest; and

(v) all liabilities, obligations, costs, expenses, or losses or representations and warranties relating to Franchise Matters and any Retained Liabilities for Franchise Matters.

(b) Limitation of Sellers’ and Owners’ Indemnification. Notwithstanding the provisions of Section 15(a), Buyer Indemnified Parties shall be limited in recovery for any Buyer Losses as set forth below:

(i) Buyer Indemnified Parties shall not be entitled to indemnification for Buyer Losses in respect of claims made pursuant to Section 15(a) unless the total of all Buyer Losses in respect of such claims made by such Buyer Indemnified Parties shall exceed One Hundred Thousand Dollars ($100,000) in the aggregate (“Sellers’ Deductible”) provided, however, that Sellers’ Deductible shall not apply to the Incentive Holdback or use thereof, Buyer Losses incurred by Buyer Indemnified Parties that relate to the Retained Liabilities or that arise from or as a result of any breach of Sellers’ representations and warranties set forth in Sections 9(a), 9(b), 9(i)(ii), 9(j), 9(r) or 9(s) or 9(z) of this Agreement; and

(ii) The maximum amount payable to all Buyer Indemnified Parties for total Buyer Losses arising under Section 15(a)(ii) and Section 15(a)(iii) of this Agreement shall be Three Million Dollars ($3,000,000), provided however that the foregoing limit shall not apply to the Buyer Losses that arise under Section 15(a)(iv) or 15(a)(v), or as a result of any breach of Sellers’ or Owners’ representations and warranties set forth in Sections 9(a), 9(b), 9(j), 9(r), 9(s), 9(u) and 9(i)(ii) of this Agreement. The maximum amount payable under this paragraph shall include the costs of all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys’ fees (incurred in connection with the investigation, defense or prosecution of the indemnifiable claims, and those incurred in connection with the enforcement of this provision), incident to any of the foregoing or based on allegations of facts which, if true, would require indemnification hereunder.

(iii) The maximum amount payable to all Buyer indemnified Parties arising under Section 15(a)(iv) and 15(a)(v) or breach of the representations and warranties in Section 9(u) shall be Six Million Dollars ($6,000,000.00) for total Buyer Losses in respect of claims made by Buyer Indemnified Parties. The maximum amount payable under this paragraph shall include the costs of all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys’ fees incurred in connection with the investigation, defense or prosecution of the indemnifiable claims, and those incurred in connection with the enforcement of this provision), incident to any of the foregoing or based on allegations of facts which, if true, would require indemnification hereunder.

(iv) The maximum amount payable to all Buyer Indemnified Parties arising under Section 9(s) shall be Seven Million Dollars ($7,000,000.00) for total Buyer Losses in respect of claims made by Buyer Indemnified Parties. The maximum amount payable under this paragraph shall include the costs of all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorneys’ fees incurred in connection with the investigation, defense or prosecution of the indemnifiable claims, and those incurred in connection with the enforcement of this provision), incident to any of the foregoing or based on allegations of facts which, if true, would require indemnification hereunder.

(v) The maximum amount payable to all Buyer Indemnified Parties for Buyer Losses in respect of claims made by Buyer Indemnified Parties for a breach of Sellers’ representations and warranties set forth in Sections 9(a), 9(b), 9(j), 9(r), and 9(i)(ii) of this Agreement and under Section 15(a)(i) including Retained Liabilities (other than Franchise Matters) set forth in this Agreement shall not exceed the Purchase Price. The maximum amount payable under this paragraph shall include the costs of all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, (including attorneys’ fees incurred in connection with the investigation, defense or prosecution of the indemnifiable claims, and those incurred in connection with the enforcement of this provision), incident to any of the foregoing or based on allegations of facts which, if true, would require indemnification hereunder.

(vi) Regardless of whether total Buyer Losses measured by the individual limits set forth above would exceed the Purchase Price, the maximum total amount payable to Buyer Indemnified Parties for the aggregate of all Buyer Losses that arise for any reason as set forth above shall not exceed the Purchase Price.

(c) Indemnification of Sellers and Owners. Buyer agrees to indemnify and hold Sellers and Owners, and their affiliates, owners, and their directors and officers, employees and agents (“Seller Indemnified Parties”), harmless against and with respect to the following (“Seller Losses”, and collectively with Buyer Losses, “Losses”):

(i) any Assumed Liability, including all liabilities, obligations and commitments (whether accrued, absolute, contingent or otherwise of Buyer relating to the Business during any period commencing after the Closing Date) which are not Retained Liabilities or Retained Liabilities for Franchise Matters; and

(ii) damages resulting from any breach of warranty or misrepresentation of Buyer set forth in this Agreement or in any certificate furnished to Sellers or Owners under this Agreement.

(d) Limitation of Buyer Indemnification. Notwithstanding the provisions of Section 15(c):

(i) Seller Indemnified Parties shall not be entitled to indemnification for Seller Losses in respect of claims made pursuant to Section 15(c) unless the total of all Seller Losses in respect of such claims made by such Seller Indemnified Parties shall exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the “Buyer Deductible”); provided, however, the Buyer Deductible shall not apply to the payment of the Purchase Price, (including payments with respect to the Indemnity Holdback, the Company-Owned Store Holdback or the Incentive Holdback or other Purchase Price Adjustments), the Assumed Liabilities or shall not apply to Seller Losses incurred by Seller Indemnified Parties which arise out of any breach of the representations and warranties set forth in Sections 10(a) or 10(b) of this Agreement; and

(ii) The maximum amount payable to all Seller Indemnified Parties for Seller Losses in respect of claims made by Seller Indemnified Parties under Section 15(c)(ii) shall not exceed Three Million Dollars ($3,000,000) (the “Buyer Cap”), provided, however, that the Buyer Cap shall not apply to Seller Losses incurred by Seller Indemnified Parties which arise out of any breach of the representations and warranties set forth in Sections 10(a) or 10(b) of this Agreement or under Section 15(c)(i) for which the maximum liability shall be the Purchase Price. The maximum amount payable hereunder shall include the costs of all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including attorneys’ fees incurred in connection with the investigation, defense or prosecution of the indemnified claim, and those incurred in connection with the enforcement of these provisions) incident to any of the foregoing or based on allegations of facts which, if true, would require indemnification hereunder.

(iii) Regardless of whether total Seller Losses measured by the individual limits set forth above would exceed the Purchase Price, the maximum total amount payable to Seller Indemnified Parties for the aggregate of all Seller Losses that arise for any reason set forth above shall not exceed the Purchase Price.

(e) Defense of Third Party Claims. If any third party shall notify any Party (the “Indemnified Party”) with respect to any claim by such third party (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the

“Indemnifying Party”), then the Indemnified Party shall give a Notice of Claim (as such term is defined in Section 15(g) hereof) to the Indemnifying Party promptly after receipt of notice of the Third Party Claim; provided, however, that failure to give such Notice of Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party may assume the defense of such Third Party Claim and shall have the right to settle and compromise such Third Party Claim on terms which are judged reasonable by the Indemnifying Party and such settlement and compromise shall be binding upon the Indemnified Party and the Indemnifying Party for purposes of indemnification under this Agreement; provided, however, that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party, at its sole cost and expense for which it shall not be entitled to any indemnification hereunder, may participate in the defense of such Third Party Claim with co-counsel of its choice to the extent that the Indemnified Party believes, in its sole discretion, that the Third Party Claim shall affect its ongoing business (iii) the Indemnifying Party shall not consent to the entry of any judgment with respect to the Third Party Claim or enter into any settlement with respect to the Third Party Claim which does not include a provision whereby the plaintiff or claimant asserting the Third Party Claim releases the Indemnified Party from all liability with respect thereto and the Indemnified Party shall have been held harmless against or indemnified for all amounts agreed to be paid, and all amounts paid, in such settlement and (iv) Indemnifying Party shall not enter into a settlement which requires the Indemnified Party to provide or consent to an admission of liability, or finding of guilt or liability without the Indemnified Party’s prior consent. The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it. If a suit, action or proceeding involves a matter solely of concern to the Indemnified Party, in addition to a Third Party Claim for which indemnification under this Section 15 is being sought, such additional matter shall be within the sole responsibility of the Indemnified Party and its counsel. If the Indemnifying Party believes that it is not obligated to indemnify the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party shall promptly so inform the Indemnified Party in writing (a “Dispute Notice”), specifying the reason or reasons why the claim for indemnification is being disputed. In such event, the Indemnifying Party may, at its discretion, elect to defend such Third Party Claim by so indicating in the Dispute Notice while at the same time reserving its right to dispute its alleged indemnification obligation. In such event, the provisions above of this Section 15(e) shall apply with respect to the defense and settlement of such Third Party Claim. If the Indemnifying Party does not elect to defend such Third Party Claim, the Indemnified Party may defend and/or settle such Third Party Claim in such manner as it deems appropriate, and the Indemnifying Party shall be deemed to have irrevocably waived any objection which it might otherwise have regarding the manner in which such Third Party Claim is so defended and/or settled.

(f) Other Claims. In the event the Indemnified Party shall claim that it is entitled to be indemnified pursuant to the terms of this Section 15 other than with respect to a Third Party Claim, the Indemnified Party shall give a Notice of Claim promptly after the Indemnified Party becomes aware of such claim or of any event or circumstances which may reasonably be expected to result in such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party agrees with such claim for indemnification, it shall remit payment for the amount of such claim promptly after receipt from the Indemnified Party of the Notice of Claim and the determination of the agreed upon amount of Buyer Losses or Seller Losses, as the case may be, with respect thereto. In the event of a dispute, the Indemnified Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved pursuant to Section 17(f) hereof.

(g) Notice of Claim. Each “Notice of Claim” hereunder shall be in writing and (i) shall specify the breach of warranty or misrepresentation set forth in this Agreement or any certificate furnished under this Agreement, the non-fulfillment of covenant or agreement set forth in this Agreement, or the other basis for indemnification hereunder, claimed by the Indemnified Party, (ii) if such notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim, and (iii) shall specify Buyer Losses or Seller Losses, as the case may be, incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification specified in the Notice of Claim pursuant to the preceding clauses (i) and, if applicable, (ii) of this provision. If such Buyer Losses or such Seller Losses, as the case may be, are liquidated in amount, the Notice of Claim shall so state and such amount shall be deemed the amount of the claim of the Indemnified Party. If such Buyer Losses or such Seller Losses, as the case may be, are not liquidated in amount, the Notice of Claim shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party by the Indemnified Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(h) Survival of Representations and Indemnification. The representations set forth in Sections 9 and 10 shall survive the Closing for two (2) years except for (A) the representations and warranties set forth in the first sentence of Section 9(a), Sections 9(b), 9(j), 9(r), 9(s), 9(u) and 9(v), and Sections 10(a) and (b), which shall survive for the applicable statutes of limitations, and (B) the representations and warranties set forth in Section 9(i)(ii), which shall survive without limitation as to time. In the event a claim for indemnification relative to any breach of warranty or misrepresentation is asserted in accordance with this Section 15 prior to the expiration of the survival period applicable to such warranty or representation set forth above in this Section 15(h), such claim and any corresponding indemnity shall survive until finally determined by the Parties or litigation in an appropriate court of competent jurisdiction.

(i) No Affect on Rights. The representations and warranties of each of the Parties hereto in this Agreement shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of the Parties hereto or by any subsequent advice or disclosure after the date of this Agreement but prior to the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation will not affect any Party’s right to indemnification or other remedies based on such representations, warranties, covenants and obligations.

(j) Manner of Payment. Any indemnification of Seller Indemnified Parties pursuant to this Section 15 shall be effected by wire transfer of immediately available funds from Buyer to an account designated by Owners, within ten (10) days after a final settlement has been reached or a final judgment has been rendered with respect to the Loss for which indemnification is sought. Subject to the provisions of the Indemnity Holdback Escrow Agreement, any indemnification of the Buyer Indemnified Parties pursuant to this Section 15 shall, within ten (10) days after a final settlement has been reached or a final judgment has been rendered with respect to the Loss for which indemnification is sought, be first offset against the Indemnity Holdback, to the extent available and then effected by a wire transfer of immediately available funds from Sellers and/or Owners to an account designated by Buyer.

(k) Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

(l) Exclusive Remedy. Except as otherwise set forth in Sections 5, 11(f)(v), 11(g), 14(c) and 14(d) and, Sections 11(d), 11(e), 11(i) and 11(j), for which Buyer shall be entitled to specific performance, this Section 15 shall provide the sole and exclusive remedy for claims for indemnification for Buyer Losses or any other claim arising out of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall limit the remedy available to a Party for (i) claims arising out of fraud, intentional misrepresentation or willful breach or (ii) claims arising out of breaches of Sections 11(f) or 11(g). For the avoidance of doubt, nothing in this Section 15 shall limit the rights of any of the Parties hereto to exercise any and all available remedies set forth in any other Transaction Document executed in connection with the transactions contemplated hereunder.

16. Definitions.

For purposes of this Agreement, the following terms have the meaning set forth below:

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Franchise Matters” means any and all franchise sales activities, franchise agreements, franchise offers, franchise registrations, franchise disclosures (including but not limited to disclosures in any UFOCs) of Sellers or Owners and other transactions and conduct by Sellers as a franchisor prior to Closing.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination.

“IRS” means the United States Internal Revenue Service (or any successor agency).

“Knowledge” means the actual knowledge of Owners, Sellers or Sellers’ officers and directors, after reasonable inquiry.

“Liens” means any mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices (including with respect to quantity and frequency).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Tax” or “Taxes” means any and all taxes, however denominated, the liability for which is imposed by law, contractual agreement or otherwise, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, retailers’ occupation, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to Tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person or by contract.

“Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“UFOC” means a uniform franchise offering circular.

The following terms are defined in the following Section:

Term	Section
Acquired Assets	Section 1(a)
Advertising Fund Deposits	Section 1(a)(vii)
Agreement	Preamble
Assignment of Contracts	Section 7(d)
Assumed Advertising Commitments	Section 2
Assumed Contracts	Section 1(a)(vi)
Assumed Liabilities	Section 2
Benefit Plan	Section 9(n)
Bennett	Preamble
Bill of Sale	Section 7(a)
Business	Recitals
Business Names	Section 11(j)
Buyer	Preamble
Buyer Cap	Section 15(d)
Buyer Deductible	Section 15(d)
Buyer Indemnified Party	Section 15(a)
Buyer Losses	Section 15(a)
CERCLA	Section 9(s)
Closing	Section 6
Closing Date	Section 6
COBRA	Section 3(f)
Company-Owned Store Assets	Section 11(h)
Company-Owned Store Premises	Section 11(h)
Company-Owned Stores	Section 1(a)(xiv)
Company-Owned Store Holdback	Section 5(a)
Company-Owned Store Holdback Escrow Agreement	Section 5(a)
Confidential Information	Section 11(g)
Consulting Agreements	Section 7(f)
Copp	Preamble
Dispute Notice	Section 15(e)
Environmental, Health, and Safety Requirements	Section 9(s)
ERISA	Section 9(r)
Escrow Agent	Section 5(a)
Excluded Assets	Section 1(b)
Excluded Contracts	Section 1(b)(iv)

Term	Section
Excluded Entities	Section 1(b)(i)
Exxon	Section 11(h)
Exxon Lease(s)	Section 11(h)
Financial Statements	Section 9(e)
Franchise Agreements	Section 9(u)
GCKB Inc.	Preamble
GE Consent	Section 7(l)
Governmental Authority	Section 9(p)
Incentive Amendment	Section 11(d)
Incentive Holdback	Section 5(a)
Incentive Holdback Escrow Agreement	Section 5(a)
Incentive Program	Section 11(d)
Indemnified Party	Section 15(e)
Indemnifying Party	Section 15(e)
Indemnity Holdback	Section 5(a)
Indemnity Holdback Escrow Agreement	Section 5(a)
Indemnity Holdback Period	Section 5(a)
Intangible Assets	Section 1(a)(v)
Intellectual Property	Section 9(l)
International	Preamble
Laws	Section 9(h)
Lease Agreement	Section 7(g)
Lease Assignment Agreement	Section 7(h)
Lease Guarantee Agreement	Section 2
Lease Control Agreement	Section 7(i)
Leased Real Properties	Section 9(k)
Leases	Section 9(k)
Losses	Section 15(c)
Most Recent Financial Statements and Balance Sheet	Section 9(e)
New England	Preamble
New Franchise Agreement(s)	Section 11(h)
New Lease(s)	Section 11(h)
Notice of Claim	Section 15(g)
Operating	Preamble
Owner(s)	Preamble
Party (Parties)	Preamble
Permits	Section 1(a)(x)
Personal Property	Section 9(i)
Personal Property Leases	Section 9(k)
Prospective Franchisee Deposits	Section 1(a)(vii)
Purchase Price	Section 4(a)
Real Property Leases	Section 9(k)

Term	Section
Records	Section 1(a)(xii)
Required Consents	Section 7(c)
Restricted Period	Section 11(f)(ii)
Retained Legal Liabilities	Section 3 (g)
Retained Liabilities	Section 3
Richardson, Texas Property	Section 11(h)
Royalty Adjustment	Section 11(d)
Seller(s)	Preamble
Seller Losses	Section 15(c)
Sellers’ Deductible	Section 15(b)
Seller Franchisees	Section 11(d)
Seller Indemnified Parties	Section 15(c)
SOCI	Section 11(h)
SOCS	Preamble
Standby Leases	Section 7(i)
SWDA	Section 9(s)
Systems	Section 9(x)
Tax Allocation Statement	Section 4(b)
Termination Date	Section 14(a)(ii)
Territory	Section 11(f)(ii)
Third Party Claim	Section 15(e)
Transaction Documents	Section 17(c)
Transferred Employees	Section 11(a)
WARN Act	Section 9(q)

17. Miscellaneous.

(a) Expenses. The Parties shall pay their own expenses, including accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

(b) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid registered or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) days after the post-mark date thereof. Notices may be given by recognized overnight courier services and shall be deemed to have been received as of the regularly scheduled time for delivery established by such courier service. In addition, notices hereunder may be delivered by hand in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the Parties hereto at the following addresses:

Buyers:	Midas International Corporation 1300 Arlington Heights Road Itasca, Illinois 60143 Attn: General Counsel

With a copy to:	Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Denise B. Caplan, Esq.

Sellers/Owners:	c/o Kevin M. Bennett 159 Hwy. 22 East Madisonville, Louisiana 70447

With a copy to:	William A. Neilson, Esq. Ajubita, Leftwich & Salzer, L.L.C. 1100 Poydras Street, Suite 1500 New Orleans, Louisiana 70163-1500

A Party may designate that a notice be given to such other address as they may from time to time specify by written notice as herein provided to the other Parties.

(c) Complete Agreement. This Agreement and the other agreements executed pursuant thereof (collectively, the “Transaction Documents”) are complete and all understandings and agreements with reference thereto have been expressed herein or in the exhibits hereto and this Agreement supersedes any other prior agreements, if any, between the Parties hereto with respect to the transaction contemplated hereby.

(d) Assignability. This Agreement shall not be assignable by Owners or Sellers without the prior written consent of the Buyer. Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary or Subsidiaries of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 17(d).

(e) Governing Law. This Agreement and the rights of the Parties shall be governed and construed in accordance with the laws of the State of Delaware without reference to conflict of law provisions or any other provisions which would result in the application of the laws of any jurisdiction other than the State of Delaware.

(f) CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT

ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 17(b) ABOVE AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) BUSINESS DAYS AFTER THE SAME HAS BEEN POSTED.

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES HIS, HER OR ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN HIS, HER OR ITS RELATED FUTURE DEALINGS. EACH OF THE PARTIES WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES HIS, HER OR ITS JURY TRIAL RIGHTS.

(h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement, and the signature of any Party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

(i) Headings; Use of Certain Words. The captions of the various article and section headings of this Agreement have been inserted only for convenience of reference and shall not be deemed to be part of this Agreement or modify, explain, enlarge or restrict any of the provisions of this Agreement.

(j) Amendments. This Agreement may be amended only by a written consent executed by all of the Parties hereto.

(k) Waivers. Except as otherwise provided herein, Buyer or Owners (acting on behalf of themselves and the Sellers) may waive in writing compliance by any of the other Parties hereto (to the extent such compliance is for the benefit of the Party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by law). Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by any other Party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

(l) Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

(m) Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so requires.

(n) Construction. The Parties acknowledge that each such Party was represented (or had the opportunity to be represented) by legal counsel in connection with this Agreement, the exhibits hereto and the transactions contemplated by this Agreement and that each of them and its counsel have reviewed this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or any exhibits hereto or thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation

By:
Name:
Its:

SELLERS:

G.C. & K.B. INVESTMENTS, INC., a Louisiana corporation

By:
Name:
Its:

NEW ENGLAND, INC.,
a Louisiana corporation

By:
Name:
Its:

SPEEDEE INTERNATIONAL, INC.,
a Louisiana corporation

By:
Name:
Its:

(Signature Pages-Asset Purchase Agreement)

SPEEDEE OPERATING COMPANY, LLC,
a Louisiana limited liability company

By:
Name:
Its:

SPEEDEE OIL CHANGE SYSTEMS, INC.,
a Louisiana corporation

By:
Name:
Its:

OWNERS:

GARY L. COPP

KEVIN M. BENNETT

(Signature Pages-Asset Purchase Agreement)

EXHIBIT A

Bill of Sale, Assignment and Assumption

See Tab #4

EXHIBIT B

Intentionally Omitted

EXHIBIT C

Assignment of Contracts

See Tab #5

EXHIBIT D

Indemnity Holdback Escrow Agreement

See Tab #7

EXHIBIT E

Form of Consulting Agreement

See Tabs #10 and #11

EXHIBIT F

Lease Assignment Agreement

See Tab #13

EXHIBIT G

Lease Control Agreement

See Tab #14

EXHIBIT H

Company-Owned Store Holdback Escrow Agreement

See Tab #8

EXHIBIT I

Incentive Holdback Escrow Agreement

See Tab #9